Exhibit 10.2

Execution Copy

SENIOR SUBORDINATED LOAN AGREEMENT

Dated as of April 6, 2005,

among

STILE U.S. ACQUISITION CORP.,
as the US Borrower,

STILE ACQUISITION CORP.,
as the Canadian Borrower,

STILE CONSOLIDATED CORP.,
as Guarantor,

The Several Lenders
from Time to Time Parties Hereto

and

THE BANK OF NOVA SCOTIA,
as US Administrative Agent and as
Canadian Administrative Agent

THE BANK OF NOVA SCOTIA,
as Joint Lead Arranger and Joint Bookrunner

DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arranger, Joint Bookrunner
and Co-Syndication Agent

UBS SECURITIES LLC,
as Joint Bookrunner and Co-Syndication Agent

BANK OF MONTREAL and SUNTRUST BANK,
as Co-Documentation Agents

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SCHEDULES

Schedule 1.1(a)	Commitments and Addresses of Lenders
Schedule 1.1(b)	Closing Date Investments
Schedule 8.11(b)	Canadian Pension Plan Matters
Schedule 8.12	Subsidiaries
Schedule 10.3(b)(iii)	Closing Date Indebtedness

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of US Guarantee
Exhibit B-2	Form of Canadian Guarantee
Exhibit B-3	Form of Chilean Guarantee
Exhibit B-4	Form of Mexican Guarantee
Exhibit B-5	Form of Irish Guarantee
Exhibit B-6	Form of UK Guarantee
Exhibit C-1	Form of Closing Certificate
Exhibit C-2	Form of Credit Party Closing Certificate
Exhibit D	Form of Promissory Note
Exhibit E-1	Form of US Borrowing Request
Exhibit E-2	Form of Canadian Borrowing Request
Exhibit F	Form of Exchange Note Indenture

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THIS SENIOR SUBORDINATED LOAN AGREEMENT, dated as of April 6, 2005, is among STILE U.S. ACQUISITION CORP., a Delaware corporation (the “US Borrower”), STILE ACQUISITION CORP., a corporation organized under the laws of Ontario (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), STILE CONSOLIDATED CORP., a corporation formed under the federal laws of Canada (“Holdings”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), THE BANK OF NOVA SCOTIA, as the US Administrative Agent, the Canadian Administrative Agent and Joint Lead Arranger and Joint Bookrunner, DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner and as Co-Syndication Agent, UBS SECURITIES LLC, as Joint Bookrunner and Co-Syndication Agent, and BANK OF MONTREAL and SUNTRUST BANK, as Co-Documentation Agents.

Pursuant to or in connection with the Acquisition Agreement (such term and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1), (a) the Canadian Borrower will acquire (the “Acquisition”) all of the issued and outstanding Capital Stock of Masonite International Corporation, a corporation governed by the laws of Ontario, and shall subsequently be amalgamated with Masonite International Corporation in accordance with applicable law, (b) affiliates of KKR will make the KKR Equity Contribution, (c) on the Closing Date, the Management Investors will acquire equity interests in Stile Holding Corp., a corporation continued under the federal laws of Canada and the direct parent of Holdings (“Parent”) in an aggregate amount that, when combined with the KKR Equity Amount, equals not less than 20.0% of the aggregate pro forma capitalization of Parent on the Closing Date (such equity interests, the “Rollover Equity Contribution”, and, together with the KKR Equity Contribution, the “Equity Contributions”), (d) the US Borrower and the Canadian Borrower will incur loans, in each case, under the Senior Credit Facilities and (e) the Borrowers will incur the Loans hereunder.

In connection with the foregoing, the parties hereto agree as follows:

SECTION 1. Definitions.

1.1.  Defined Terms. (a)    As used herein, the following terms shall have the meanings specified in this Section 1.1 (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. If the US Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the US Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the ABR shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Acquired Entity”), for any period, the amount for such period of EBITDA of such Pro Forma Acquired Entity (determined using such definitions as if references to Holdings and its Subsidiaries therein were to such Pro Forma Acquired Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Acquired Entity in accordance with GAAP.

“Acquired Entity or Business” shall mean any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of by Holdings or any Restricted Subsidiary.

“Acquired Indebtedness” shall mean, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” shall have the meaning provided in the preamble to this Agreement.

“Acquisition Agreement” shall mean the Second Amended and Restated Combination Agreement, dated February 17, 2005 between Stile Acquisition Corp. and Masonite International Corporation (amending and restating that certain Amended and Restated Combination Agreement dated January 16, 2005 amending and restating that certain Combination Agreement dated December 22, 2004), and all other material documents and instruments entered into in connection therewith, each as in effect on the date of this Agreement.

“Adjusted Commitment” shall mean at any time the Commitment less the Commitments of all Defaulting Lenders.

“Adjusted Credit Exposure” shall, at any date, mean the sum of (a) the portion of the Adjusted Commitment that relates to Commitments at such date and (b) the outstanding principal amount of the Loans (excluding the Loans held by Defaulting Lenders) in the aggregate at such date.

“Administrative Agent” shall mean, as the context may require, either the US Administrative Agent, the Canadian Administrative Agent, or both.

“Administrative Agent’s Office” shall mean (a) in respect of all Credit Events for the account of the US Borrower, the office of the US Administrative Agent located at 720 King Street West, 3rd Floor, Toronto, Ontario  M5V 2T3, or such other office as the US Administrative Agent may hereafter designate in writing as such to the other parties hereto and (b) in respect of all Credit Events for the account of the Canadian Borrower, the office of the Canadian Administrative Agent located at 720 King Street West, 3rd Floor, Toronto, Ontario  M5V 2T3, or such other office in Canada as the Canadian Administrative Agent may hereafter designate in writing as such to the other parties hereto and all references to the term “Canadian Administrative Agent’s Office” shall mean the office referred to in this clause (b).

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” is defined in Section 10.6.

“Agents” shall mean the US Administrative Agent, the Canadian Administrative Agent, the Guarantee Agents, the Joint Lead Arrangers and Joint Bookrunners, the Co-Syndication Agents and the Co-Documentation Agents.

“Agreement” shall mean this Senior Subordinated Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Applicable Spread” shall mean, initially 0.0% from the Closing Date to, but excluding, the Designated 2 Date and thereafter increasing by 0.50% on the Designated 2 Date and on the first day of each subsequent 90-day period.

“Approved Fund” shall have the meaning provided in Section 13.6.

“Asset Sale” shall mean (x) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale Leaseback) of Holdings, any Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (y) the sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case other than:

(a)  a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or inventory or goods held for sale in the ordinary course of business;

(b)  the disposition of all or substantially all of the assets of Holdings, any Borrower or any Restricted Subsidiary in a manner permitted pursuant to Section 10.5 or any disposition that constitutes a Change of Control;

(c)  the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 10.2;

(d)  any disposition of assets in a single transaction or a series of transactions with an aggregate fair market value of less than $10.0 million;

(e)  any disposition of property or assets or issuance of securities by a Restricted Subsidiary to a Borrower or by a Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(f)  to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)  the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h)  foreclosures on assets pursuant to the enforcement of a Lien permitted under Section 10.4; and

(i)  sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

“Asset Sale Prepayment Event” shall mean the consummation of any Asset Sale.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or any other senior officer of Holdings, the US Borrower or the Canadian Borrower, as the case may be, designated as such in writing to the US Administrative Agent by Holdings, the US Borrower or the Canadian Borrower, as applicable.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Blockage Notice” has the meaning specified in Section 3.3.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include the incurrence of one Type of Loan on (or, with respect to the Term Loan, after) the Closing Date (or resulting from conversions on a given date after the Closing Date) having, in the case of LIBOR Loans, the same Interest Period (provided that CR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in The City of New York, New York or Toronto, Ontario a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Administrative Agent” shall mean The Bank of Nova Scotia, a Schedule I bank under the Bank Act (Canada), as the Canadian administrative agent for the holders of Canadian Loans and all Obligations in respect thereof under this Agreement and the other Loan Documents, together with any of its permitted successors appointed pursuant to Section 12.

“Canadian Benefit Plans” shall mean all material employee benefit plans, programs, policies, practices or other arrangements of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Credit Party, or under which any Credit Party has any liability or contingent liability, in relation to employees or former employees that it may have in Canada.

“Canadian Borrower” shall have the meaning provided in the preamble to this Agreement.

“Canadian Borrowing” shall mean a Borrowing by the Canadian Borrower.

“Canadian Commitment” shall mean (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Canadian Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Canadian Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Canadian Commitments as of the Closing Date is $358,000,000.

“Canadian Dollars” shall mean the lawful money of Canada.

“Canadian Guarantee” shall mean the Canadian Senior Subordinated Guarantee made by Holdings, the Canadian Borrower (with respect to Credit Parties other than itself) and each Canadian Subsidiary Guarantor, respectively, in favor of the Canadian Administrative Agent for the ratable benefit of the Loan Parties, each substantially in the form of Exhibit B-2, and any guarantee governed by Canadian law entered into by a Subsidiary pursuant to Section 10.9, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian Insolvency Laws” shall have the meaning provided in Section 11.5.

“Canadian Loans” shall mean at any time (i) prior to the Initial Loan Repayment Date, the Initial Canadian Loans, and (ii) on or after the Initial Loan Repayment Date, the Canadian Term Loans.

“Canadian Pension Plans” shall mean each plan which is a registered pension plan for the purposes of the Tax Act established, maintained or contributed to by either Borrower or any of its Subsidiaries, or under which either Borrower or any of its Subsidiaries has any liability or contingent liability, in relation to any employees or former employees that it may have in Canada.

“Canadian Resident” shall mean, at any time, a Person who at that time is (a) not a non-resident of Canada for purposes of the Tax Act or (b) an authorized foreign bank deemed to be resident in Canada for purposes of the Tax Act in respect of all amounts paid or credited to such Person.

“Canadian Subsidiary” shall mean each Subsidiary of either Borrower that is organized under the laws of Canada or any province or territory thereof.

“Canadian Subsidiary Guarantors” shall mean each Canadian Subsidiary of Holdings that is a party to the Canadian Guarantee or becomes a party thereto after the Closing Date pursuant to Section 10.9 or otherwise.

“Canadian Term Loan” shall have the meaning provided in Section 2.1(b).

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, movable or immovable or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person and its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Capital Stock” shall mean (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” shall mean (a) Dollars; (b) Canadian Dollars; (c) (i) euros, or any national currency of any participating member state in the European Union, or (ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business; (d) securities issued or directly and fully and unconditionally guaranteed or insured by the Canadian or US government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition; (e) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of US banks and $100.0 million (or the Dollar equivalent as of the date of determination) in the case of non-US banks; (f) repurchase obligations for underlying securities of the types described in clauses (d) and (e) entered into with any financial institution meeting the qualifications specified in clause (e) above; (g) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof; (h) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within 12 months after the date of creation thereof; (i) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (h) above; (j) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; and (k) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition; provided, however, that notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) through (c) above, provided that such amounts are converted into any currency listed in clauses (a) through (c) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change of Control” shall mean and be deemed to have occurred if (a) (i) the Sponsor and the Management Investors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the voting power of the outstanding Voting Stock of Holdings (other than as the result of one or more widely distributed offerings of common stock of Parent or Holdings, in each case whether by Parent, Holdings, the Sponsor or Management Investors) and/or (ii) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) or “offeror” (within the meaning of Section 89(1) of the Securities Act (Ontario)), other than Sponsor, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of Holdings that exceeds the percentage of the voting power of such Voting Stock then beneficially owned, in the aggregate, by the Sponsor and the Management Investors, unless, in the case of either clause (i) or (ii) above, the Sponsor and the Management Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings; and/or (b) at any time Continuing Directors shall not constitute at least a majority of the Board of Directors of Holdings; and/or (c) at any time, Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Voting Stock and other equity interests of either Borrower.

“Change of Control Payment” shall have the meaning provided in Section 9.15(a).

“Chilean Guarantee” shall mean the Chilean Guarantee, made by Masonite Chile Holdings S.A. in favor of the Guarantee Agent for the benefit of the Loan Parties, substantially in the form of Exhibit B-3, and any guarantee governed by Chilean law entered into by a Subsidiary pursuant to Section 10.9, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Loans or Canadian Loans and, when used in reference to any Commitment, refers to whether such Commitment is a US Commitment or a Canadian Commitment.

“Closing Date” shall mean the date of the initial Borrowing hereunder.

“Closing Date Material Adverse Change” shall mean any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations or prospects of the Borrowers and their Subsidiaries that is, or would reasonably be expected to be, material and adverse to Borrowers and their Subsidiaries on a consolidated basis (other than a change, effect, event or occurrence caused by or arising from (a) changes in the markets in which the Borrowers and their Subsidiaries operate (other than changes in reaction to the announcement of the Transactions) or (b) macroeconomic factors, interest rates, general financial market conditions, war, terrorism or hostilities, except, in each case, to the extent any change, effect, event or occurrence has had a disproportionate effect on the Borrowers and their Subsidiaries as compared to other Persons in the industry in which the Borrowers and their Subsidiaries operate).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Co-Documentation Agents” shall mean Bank of Montreal and SunTrust Bank, together with their affiliates, as the co-documentation agents under this Agreement and the other Loan Documents.

“Commitment” shall mean, with respect to each Lender and as the context may require, such Lender’s US Commitment, such Lender’s Canadian Commitment, or both.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrowers dated March 2005, delivered to the Lenders in connection with this Agreement.

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(a)  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and any expensing of bridge, commitment and other financing fees), and

(b)  consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

(c)  interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a)  any after tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans, inventory provisions and write downs, new product introductions, one time compensation charges and the Transactions) shall be excluded,

(b)  the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c)  any after tax effect of income (loss) from disposed or discontinued operations and any net after tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d)  any after tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of Holdings, shall be excluded,

(e)  the Net Income for such period of any Person that is not a Subsidiary of Holdings, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(f)  [Intentionally Omitted],

(g)  effects of adjustments (including the effects of such adjustments pushed down to Holdings, the Borrowers and their subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any acquisition that is consummated after the Closing Date, net of taxes, shall be excluded,

(h)  any after tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(i)  any impairment charge or asset write off pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded, and

(j)  any non cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(a)  to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(b)  to advance or supply funds

(i)  for the purchase or payment of any such primary obligation or

(ii)  to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c)  to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the Board of Directors of Holdings or either Borrower on the date hereof, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated to be a member of such Board of Directors, directly or indirectly, by a Sponsor or Persons nominated by a Sponsor or (d) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

“Contract Rate” shall mean, as of any date of determination, (a) from the Closing Date to, but excluding, the Designated 1 Date, a rate per annum (the “First Contract Rate”) equal to the greater of (i) 8.50% and (ii) the sum of the ABR plus 5.00%, (b) on and after the Designated 1 Date to, but excluding, the Designated 2 Date, a rate per annum (the “Second Contract Rate”) equal to the sum of the First Contract Rate plus 1.00%, (c) on and after the Designated 2 Date, but excluding the Initial Loan Repayment Date, a rate per annum (the “Third

Contract Rate”) equal to the sum of the Second Contract Rate plus the Applicable Spread and (d) on and after the Initial Loan Repayment Date, a rate per annum equal to the sum of the Third Contract Rate plus the Term Spread.

“Converted Restricted Subsidiary” shall mean any Unrestricted Subsidiary that is converted into a Restricted Subsidiary.

“Co-Syndication Agents” shall mean Deutsche Bank Securities Inc. and UBS Securities LLC, together with their affiliates, as co-syndication agents under this Agreement and the other Loan Documents.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Party” shall mean each of Holdings, the US Borrower, the Canadian Borrower, the US Subsidiary Guarantors, the Canadian Subsidiary Guarantors, the Foreign Subsidiary Guarantors and each other Subsidiary of Holdings that is a party to a Loan Document.

“CR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Contract Rate.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by Holdings, either Borrower or any of the Restricted Subsidiaries of any Refinancing Indebtedness.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated 1 Date” shall mean October 6, 2005.

“Designated 2 Date” shall mean January 6, 2006.

“Designated Default” shall mean any Default listed in Section 11.1 or Section 11.5.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by a Holdings or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by a senior vice president and the principal financial officer of Holdings, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Holdings or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by a senior vice president and the principal financial officer of

Holdings or the applicable parent corporation thereof, as the case may be, on the issuance date thereof.

“Designated Senior Indebtedness” shall mean

(1)           any Indebtedness outstanding under the Senior Credit Facilities; and

(2)           any other Senior Indebtedness permitted under this Agreement, the principal amount of which is $25.0 million or more and that has been designated by Holdings as “Designated Senior Indebtedness.”

“Directing Lenders” shall mean, at any date, Non-Defaulting Lenders and holders of Exchange Notes having or holding at least 33 1/3% (or a majority at any time that the Agents and their respective Affiliates hold a majority of the sum of the aggregate principal amount of Exchange Notes outstanding at such time plus the Adjusted Credit Exposure) of the Adjusted Credit Exposure.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is puttable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable or retractable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable or retractable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Maturity Date or the date the Loans are no longer outstanding; provided, however, that if such Capital Stock is issued to any Plan or Canadian Pension Plan, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent in Dollars of such amount, determined by the US Administrative Agent using the Exchange Rate.

“EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(a)  increased (without duplication) by:

(i)            provision for taxes based on income or profits, plus franchise or similar taxes, foreign withholding taxes and provincial capital taxes of such Person for such period deducted in computing Consolidated Net Income, plus

(ii)           Consolidated Interest Expense of such Person for such period (together with charges in connection with the sale of receivables for such Person for such period to the extent not included in Consolidated Interest Expense) to the extent the same was deducted in calculating such Consolidated Net Income, plus

(iii)          Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

(iv)          any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (A) such fees, expenses or charges related to the Senior Credit Facilities and the Loans and (B) any amendment or other modification of the Documents, and, in each case, deducted in computing Consolidated Net Income, plus

(v)           the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one time costs incurred in connection with acquisitions after the Closing Date and costs related to the closure and/or consolidation of facilities, plus

(vi)          any other non cash charges, including any write off or write downs, reducing Consolidated Net Income for such period, (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(vii)         the amount of any minority interest expense deducted in such period in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

(viii)        the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors or any of their respective Affiliates, plus

(ix)           costs of surety bonds incurred in such period in connection with financing activities;

(b)  decreased by (without duplication) non cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; and

(c)  increased or decreased by (without duplication):

(i)            any net gain or loss resulting in such period from Hedging Obligations, plus or minus, as applicable,

(ii)           any net gain or loss resulting in such period from currency transaction gains or losses related to currency remeasurements (including any net loss or gain resulting from hedge agreements for currency exchange risk), plus or minus, as applicable,

(iii)          without duplication, the Historical Adjustments incurred in such period.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by Holdings, either Borrower or any of their respective Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable federal, state, provincial, territorial, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment relating to the protection of the environment, including ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials, including the Canadian Environmental Protection Act, 1999, the Fisheries Act (Canada), the Transportation of Dangerous Goods Act, 1992 (Canada), the Environmental Protection Act (Ontario), the Ontario Water Resources Act, the Environment Quality Act (Québec), the Hazardous Products Act (Canada), the Canada Shipping Act, and the Canada Wildlife Act.

“Equity Contributions” shall have the meaning provided in the preamble to this Agreement.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Issuance Prepayment Event” shall mean any issuance or sale or other disposition by Holdings, either Borrower or any of the Restricted Subsidiaries of any Capital Stock after the Closing Date other than any such issuance, sale or other disposition that is (x)  to a Borrower, a Restricted Subsidiary or any members of management, directors or consultants of a Borrower, any direct or indirect parent corporation of a Borrower or a Borrower’s Subsidiaries, (y) used to finance any Permitted Acquisition or (z) pursuant to a Plan or Canadian Pension Plan.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Holdings or any of its direct or indirect parent companies (excluding Disqualified Stock), other than

(a)           public offerings with respect to Holdings’ or any direct or indirect parent company’s common stock registered on Form S-8;

(b)           issuances to any Subsidiary of Holdings; and

(c)           any such public or private sale that constitutes an Excluded Contribution.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with either Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Loan Documents” means the Exchange Note Indenture and the Exchange Notes.

“Exchange Note Holders” shall mean the registered holders of the Exchange Notes.

“Exchange Note Indenture” shall mean the indenture to be entered into relating to the Exchange Notes to be issued by each of the US Borrower and the Canadian Borrower, substantially in the form of Exhibit F (with such changes as are noted in Exhibit F to reflect differences between the terms applicable to the Exchange Notes issued by the US Borrower and Exchange Notes issued by the Canadian Borrower and with such changes to cure any ambiguity, omission, defect or inconsistency as the US Administrative Agent and the Borrowers shall approve), as the same may be amended, modified or supplemented.

“Exchange Notes” shall mean the securities issued under the Exchange Note Indenture.

“Exchange Note Trustee” shall mean the trustee under the Exchange Note Indenture.

“Exchange Rate” shall mean on any day the rate at which Canadian Dollars may be exchanged into Dollars, computed by the Canadian Administrative Agent at the Bank of Canada noon spot rate, after 12:00 noon (Toronto time) on such day; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Canadian Administrative Agent, after consultation with Holdings, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Exchange Request” is defined in Section 9.14(b).

“Excluded Contribution” shall mean net cash proceeds, marketable securities or Qualified Proceeds, in each case received by Holdings in an aggregate amount not to exceed the sum of (a) $50.0 million plus (b) 50% of net cash proceeds, marketable securities or Qualified Proceeds received by Holdings or either Borrower in excess of $50.0 million from:

(a)  contributions to its common equity capital; and

(b)  the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings;

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of Holdings on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.

“Exempt Receivables Transactions” shall mean sales of accounts receivable from The Home Depot, Inc., The Home Depot U.S.A., Inc., Home Depot of Canada Inc. Lowe’s Companies, Inc., their respective Affiliates and any other Person, including pursuant to (a) the Receivables Purchase Facility and (b) the Supplier Agreement, dated as of April 7, 2004 (the “Orbian Facility”), by and between Masonite International Corporation, an Ontario corporation, and Citibank, N.A.; provided that such sales are substantially consistent with sales of receivables under the Receivables Purchase Facility or the Orbian Facility as in effect on the date hereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the US Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified

Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Holdings or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings may designate.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of

(a)           Consolidated Interest Expense of such Person for such period,

(b)           all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

(c)           all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(f).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by either Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of either Borrower that is not a US Subsidiary.

“Foreign Subsidiary Guarantees” shall mean, collectively, (a) the UK Guarantee, (b) the Irish Guarantee, (c) the Chilean Guarantee, (d) the Mexican Guarantee, (e) any guarantee agreement entered into by a Foreign Subsidiary (other than a Canadian Subsidiary) pursuant to Section 10.9 and (f) any other guarantee agreement entered into by a Foreign Subsidiary (other than a Canadian Subsidiary) to guarantee any of the Obligations.

“Foreign Subsidiary Guarantors” shall mean, collectively, each Foreign Subsidiary (other than a Canadian Subsidiary) that is a party to a Foreign Subsidiary Guarantee or becomes a party thereto after the Closing Date pursuant to Section 10.9 or otherwise.

“Funded Debt” shall mean all indebtedness of Holdings and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans, and the Loans and Letter of Credit Exposures (each as defined in the Senior Credit Facilities).

“GAAP” shall mean generally accepted accounting principles in Canada in effect on the Closing Date.

“Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall have the meaning set forth in the definition of “Guarantee Obligations”.

“Guarantee Agent” shall have the meaning provided in the Guarantee Agreements, as applicable.

“Guarantee Agreements” shall mean, collectively, the US Guarantee, the Canadian Guarantees and the Foreign Subsidiary Guarantees.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or any such property or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” when used as a verb shall mean to provide or incur a Guarantee Obligation and when used as a noun shall have a correlative meaning.

“Guarantors” shall mean (a) Holdings, (b) the US Borrower (with respect to the Obligations of Credit Parties other than itself), (c) the Canadian Borrower (with respect to the Obligations of Credit Parties other than itself) and (d) the US Subsidiary Guarantors, the Canadian Subsidiary Guarantors and the Foreign Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, urea  formaldehyde  or phenol formaldehyde resin, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by, or that may give rise to liability under, any Environmental Law.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Historical Adjustments” means with respect to any Person, without duplication, the following items to the extent incurred prior to the Closing Date (or, with respect to clause (i) below, prior to December 31, 2005) and, in each case, during the applicable period:

(a)  extraordinary losses and unusual or non-recurring charges, including severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans, costs related to labor disruptions or strikes, direct costs of extreme weather conditions such as hurricanes (it being agreed that the aggregate amount of such costs related to labor disruptions or strikes and direct costs of extreme weather conditions shall be $1,800,000 for the third fiscal quarter of fiscal year 2004), inventory provisions and write downs and one-time compensation charges;

(b)  gains (losses) from the early extinguishment of Indebtedness;

(c)  the cumulative effect of a change in accounting principles;

(d)  gains (losses), net of tax, from disposed or discontinued operations;

(e)  non-cash adjustments to LIFO reserves;

(f)  gains (losses) attributable to the disposition of fixed assets;

(g)  other costs consisting of (i) one-time restructuring charges, (ii) one-time severance costs in connection with former employees, (iii) debt financing costs, (iv) fees and expenses related to acquisitions, (v) consulting services in connection with acquisitions and (vi) non-cash charges related to stock based awards expense (including charges related to effect of the increase in the value of the stock of Masonite International Corporation on restricted stock units and deferred stock units prior to the occurrence of the Transactions);

(h)  with respect to any entity acquired by or consolidated with Holdings during the twelve months ended December 31, 2004, the amount of EBITDA for such entity for the period from January 1, 2004 through the date of such acquisition or consolidation, all as determined on a consolidated basis for such entity in accordance with GAAP; and

(i)  the estimated cost savings that would have been achieved had (a) the supply contract, dated March 28, 2002, between Masonite International Corporation and Craftmaster been terminated at the beginning of such period and (b) the molded door facings purchased by Florida Made from Craftmaster instead been manufactured by Masonite during such period (it being agreed that such cost savings relating to the contracts in (a) and (b), in the aggregate, for each of the fiscal quarters in fiscal year 2004 would have been $2,550,000 and for the first fiscal quarter in fiscal year 2005 would have been $1,250,000).

“Historical Audited Financial Statements” shall mean as of the Closing Date, the audited financial statements of the Predecessor Company and its consolidated Subsidiaries, in each case for the three most recently completed fiscal years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years.

“Historical Unaudited Financial Statements” shall mean as of the Closing Date, the unaudited financial statements of the Predecessor Company and its consolidated Subsidiaries for each fiscal quarter subsequent to the most recent Historical Audited Financial Statement and ended 45 days before the Closing Date, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows of the Predecessor Company.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“Indebtedness” shall mean, with respect to any Person, without duplication,

(a)  any indebtedness (including principal and premium) of such Person, whether or not contingent

(i)            in respect of borrowed money,

(ii)           evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(iii)          representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

(iv)          representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)  to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) above of another Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(c)  to the extent not otherwise included, the obligations of the type referred to in clause (a) above of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in similar businesses of nationally recognized standing that is, in the good faith judgment of Holdings, qualified to perform the task for which it has been engaged.

“Initial Canadian Loan” shall have the meaning provided in Section 2.1(a).

“Initial Loan Repayment Date” shall mean October 6, 2006.

“Initial Loans” shall mean, collectively, the Initial US Loans and the Initial Canadian Loans.

“Initial US Loan” shall have the meaning provided in Section 2.1(a).

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment Grade Securities” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Holdings, either Borrower, and the Restricted Subsidiaries; (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and (d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” shall mean, for any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 10.2,

(a)           “Investments” shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(i)            Holdings’ “Investment” in such Subsidiary at the time of such redesignation less

(ii)           the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b)           any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Holdings.

“Irish Guarantee” shall mean the Irish Subordinated Guarantee, made by Masonite Ireland, Masonite Europe and Masonite Components in favor of the Guarantee Agent for the benefit of the Loan Parties, substantially in the form of Exhibit B-5, and any guarantee governed by Irish law entered into by a Subsidiary pursuant to Section 10.9, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Joint Bookrunners” shall mean The Bank of Nova Scotia, Deutsche Bank Securities Inc. and UBS Securities LLC, together with their affiliates, as joint bookrunners under this Agreement and the other Loan Documents.

“Joint Lead Arrangers” shall mean The Bank of Nova Scotia and Deutsche Bank Securities Inc., together with their affiliates, as joint lead arrangers under this Agreement and the other Loan Documents.

“Judgment Currency” shall have the meaning set forth in Section 13.18.

“Judgment Currency Conversion Date” shall have the meaning set forth in Section 13.18.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“KKR Equity Amount” shall mean an amount equal to not less than 95% of the Equity Contribution.

“KKR Equity Contribution” shall mean the contribution by affiliates of KKR of an amount of cash equal to not less than the KKR Equity Amount to Parent, in exchange for the issuance to KKR of 95% of the issued and outstanding equity interests of Parent.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean the failure (which has not been cured) of a Lender to make available its portion of any Borrowing required to be made available or funded by it hereunder.

“LIBO Rate” shall mean, as of any date of determination, (a) from the Closing Date to, but excluding, the Designated 1 Date, a rate per annum (the “First LIBO Rate”) equal to the greater of (i) 8.50% and (ii) the sum of six month LIBOR plus 6.00%, (b) on and after the Designated 1 Date to, but excluding, the Designated 2 Date, a rate per annum (the “Second LIBO Rate”) equal to the sum of the First LIBO Rate plus 1.00%, (c) on and after the Designated 2 Date to, but excluding the Initial Loan Repayment Date, a rate per annum (the “Third LIBO Rate”) equal to the sum of the Second LIBO Rate plus the Applicable Spread and (d) on and after the Initial Loan Repayment Date, a rate per annum equal to the sum of the Third LIBO Rate plus the Term Spread.

“LIBOR” shall mean, in the case of any LIBOR Loan, with respect to each day during each Interest Period pertaining to such LIBOR Loan, the rate per annum determined by the US Administrative Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the US Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period (or, to the extent that an interest rate is not so ascertainable, the rate per annum determined by the US Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the US Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period).

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to LIBOR.

“LIBOR Unavailability Event” shall mean any event or circumstance described in clause (i), (ii) or (iii) of Section 2.10(a).

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Guarantee Agreements, any promissory notes issued by either Borrower hereunder and the Exchange Loan Documents.

“Loan Parties” shall mean (a) the Lenders, (b) the US Administrative Agent, (c) the Canadian Administrative Agent, (d) the other Agents, (e) each counterparty (that is not a Credit Party) to an agreement the obligations under which constitute Obligations as set forth in clause (iii) of the definition of “Obligations”, (f) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Loan Document and (g) any successors, indorsees, transferees and assigns of each of the foregoing.

“Loans” shall mean, as the context may require, either US Loans, Canadian Loans, or both.

“Management Investors” shall mean the management, officers and employees of Holdings or any Restricted Subsidiaries on the Closing Date who are or become investors in Parent.

“Material Adverse Change” shall mean any event or circumstance which has resulted or is reasonably likely to result in a material adverse change in the business, assets, operations, properties or financial condition of Holdings, the Borrowers and their respective

Subsidiaries, taken as a whole, or that would materially adversely affect the ability of Holdings, the Borrowers and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Loan Documents.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of Holdings and its Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of Holdings, the Borrowers and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Loan Documents or (b) the rights and remedies of the Administrative Agents and the Lenders under this Agreement or any of the other Loan Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of Holdings (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the consolidated total assets of Holdings and its Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the date that is ten years after the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.

“Mexican Guarantee” shall mean the Mexican Senior Subordinated Subsidiary Guarantee, made by Masonite Mexico S.A. de C.V. in favor of the Guarantee Agent for the benefit of the Loan Parties, substantially in the form of Exhibit B-4, and any guarantee governed by Mexican law entered into by a Subsidiary pursuant to Section 10.9, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Minimum Borrowing Amount” shall mean $1,000,000.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which either Borrower or any Restricted Subsidiary owns Capital Stock or other equity interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“National Security Laws” shall have the meaning provided in Section 13.19.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of Holdings or any of the Restricted Subsidiaries in respect of such Prepayment Event, less (b) the sum of:

(i)            in the case of any Prepayment Event, the amount, if any, of all taxes paid or estimated to be payable by Holdings or any of the Restricted Subsidiaries in connection with such Prepayment Event;

(ii)           in the case of any Prepayment Event, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by Holdings or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction;

(iii)          in the case of any Prepayment Event, the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event;

(iv)          in the case of any Asset Sale Prepayment Event or Casualty Event, the amount of any proceeds of such Asset Sale Prepayment Event that (x) is applied to permanently reduce obligations under the Senior Credit Facility and which correspondingly reduces commitments with respect thereto and (y) Holdings or any Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of Holdings or any of the Restricted Subsidiaries (subject to Section 9.13); provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period shall, unless Holdings or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to so reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event occurring on the last day of such Reinvestment Period and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a); and

(v)           in the case of any Prepayment Event, reasonable and customary fees, commissions, expenses, and other costs paid by Holdings, either Borrower or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event (other than those payable to Holdings, either Borrower or any Subsidiary of Holdings), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Non-Payment Default” shall mean any Default other than a Payment Default.

“Non-US Lender” shall have the meaning provided in Section 5.4(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall mean the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided under this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (y) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or any other Credit Party to any of the Loan Parties under this Agreement and the other Loan Documents, (ii) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Borrowers and each other Credit Party under or pursuant to this Agreement and the other Loan Documents and (iii) the due and punctual payment and performance of all Hedging Obligations of each Credit Party under an agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an affiliate of a Lender at the time the underlying agreement is entered into.

“Parent” shall have the meaning provided in the preamble to this Agreement.

“Pari Passu Indebtedness” shall mean (a) with respect to either Borrower, Indebtedness which ranks pari passu in right of payment to the Loans and Exchange Notes and (b) with respect to any Guarantor, Indebtedness which ranks pari passu in right of payment to the guarantee of such Guarantor as set forth in its Guarantee Agreement.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“pay the Loans” has the meaning specified in Section 3.3.

“Payment Blockage Period” has the meaning specified in Section 3.3 of this Agreement.

“Payment Default” has the meaning specified in Section 3.3 of this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean any acquisition, by merger, amalgamation or otherwise, set forth in clause (j) of the definition of Permitted Investments.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the “Asset Sales” covenant.

“Permitted Holders” shall mean each of Sponsors and members of management of Holdings (or its direct parent) who are shareholders of Holdings (or its direct parent) on the Closing Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Sponsors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings or any of its direct or indirect parent companies.

“Permitted Investments” shall mean (a) any Investment in Holdings, any Borrower or any Restricted Subsidiary; (b) any Investment in cash and Cash Equivalents or Investment Grade Securities; (c) any Investment by any Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Borrower or a Restricted Subsidiary; (d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 10.1 or any other disposition of assets not constituting an Asset Sale; (e) any Investment existing on the Closing Date as listed on Schedule 1.1(b); (f) advances to employees not in excess of $10.0 million outstanding at any one time, in the aggregate; (g) any Investment acquired by Holdings, any Borrower or any Restricted Subsidiary (i) in exchange for any other Investment or accounts receivable held by any Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by any Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (h) Hedging Obligations permitted under Section 10.3(b)(x); (i) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (j) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (j) that are at the time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $125.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (k) Investments the payment for which consists of Equity Interests of Holdings or any of its direct or indirect parent corporations (exclusive of Disqualified Stock); (l) guarantees (including Guarantees) of Indebtedness permitted under Section 10.3; (m) any transaction to the extent it constitutes an investment that is permitted and made in accordance with Section 10.6(b) (except transactions described in clauses (ii), (vi), (vii) and (xi) of Section 10.6(b)); (n) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, (o) Investments relating to any special purpose Wholly-Owned Subsidiary of Holdings organized in connection with an Receivables Facility that, in the good faith determination of the Board of Directors of Holdings, are necessary or advisable to effect such Receivables Facility;

(p) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (p) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed $25.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Junior Securities” shall mean (a) Equity Interests in Holdings, any Borrower, any Guarantor or any direct or indirect parent of Holdings; or (b) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Indebtedness in respect of the Loans are subordinated to Senior Indebtedness under this Agreement; provided, however, that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the Indebtedness issued or incurred hereunder or under the related Guarantee Agreements for purposes of such plan of reorganization.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any multiemployer, multiple-employer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) Holdings, either Borrower, a Subsidiary or an ERISA Affiliate.

“Predecessor Company” shall mean Masonite International Corporation, a corporation governed by the laws of Ontario, as existing prior to the consummation of the Acquisition.

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event, the issuance of any Subordinated Notes or any Equity Issuance Prepayment Event.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by the US Administrative Agent as its reference rate in effect at its principal office in New York City.

“Pro Forma Adjustment” shall mean, for any Test Period that includes any of the six consecutive fiscal quarters first ending following any Permitted Acquisition, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the EBITDA of the relevant Borrower affected by such acquisition, the pro forma increase or decrease in such Acquired EBITDA or such EBITDA, as the case may be, projected by the relevant Borrower in good faith as a result of reasonably identifiable and factually supportable net cost savings or additional net costs, as the case may be, realizable during such period by combining the operations of such Acquired Entity or Business with the operations of the relevant Borrower and its Subsidiaries; provided that so long as such net cost savings or additional net costs will be realizable at any time during such six-quarter period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such EBITDA, as the case may be, that such net cost savings or additional net costs will be realizable during the entire such period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such EBITDA, as the case may be, shall be without duplication for net cost savings or additional net costs actually realized during such period and already included in such Acquired EBITDA or such EBITDA, as the case may be.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of either Borrower delivered pursuant to Section 9.1(h) or setting forth the information described in clause (iv) to Section 9.1(d).

“Pro Forma Financial Statements” shall mean the unaudited pro forma balance sheet of Holdings and its consolidated Subsidiaries at December 31, 2004, and the related unaudited pro forma consolidated statement of income of Holdings and its consolidated Subsidiaries for the twelve months ended December 31, 2004, in each case prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date, and with respect to such statement of income, on the first day of such twelve-month period.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the board of directors in good faith.

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Receivables Facility” shall mean one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings and the Restricted Subsidiaries pursuant to which Holdings or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Facility Outstandings” shall mean, at any date of determination with respect to any Receivables Transaction (other than Exempt Receivables Transactions), the aggregate cash purchase price received by Holdings or any of its Restricted Subsidiaries from the buyer in connection with its purchase of accounts receivable under such Receivables Transaction (including any bills of exchange) less the amount of collections received in respect of such accounts receivable and paid to such buyer, excluding any amounts applied to purchase fees or discounts or in the nature of interest, in each case as determined in good faith and in a consistent and commercially reasonable manner by Holdings and reasonably acceptable to the US Administrative Agent.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with,

and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Purchase Facility” shall mean the Trade Receivable Purchase Facility Agreement, dated as of June 25, 2004, by and between Masonite Door Corporation and SunTrust Bank, as amended.

“Receivables Transactions” shall mean (a) the Exempt Receivables Transactions and (b) any transaction providing for the sale or financing of accounts receivable of Holdings or any of the Restricted Subsidiaries having limited recourse based on the collectability of the accounts receivable sold or financed, with any such sales or financing in the case of the preceding clause (b) being on customary terms.

“Refinancing Indebtedness” shall have the meaning set forth in Section 10.3(b)(xv).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Registration Rights Agreement” shall mean the Registration Rights Agreement to be entered into pursuant to the Exchange Note Indenture.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period”  shall mean 12 months following the date of the applicable Asset Sale Prepayment Event or Casualty Event.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by a Borrower or a Restricted Subsidiary in exchange for assets transferred by a Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Representative” shall mean (a) with respect to Senior Indebtedness under or in respect of the Senior Credit Facilities, the Senior Administrative Agent (or its successor or assign pursuant to the Senior Credit Facilities) and (b) with respect to any other Senior Indebtedness, any trustee, agent or representative (if any) as may be designated by the holders thereof and notified in writing to the US Administrative Agent and the Borrowers.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders and holders of Exchange Notes having or holding a majority of the sum of (a) the portion of the Adjusted Commitment that relates to Commitments at such date, (b) the outstanding principal amount of the Loans (excluding the Loans held by Defaulting Lenders) in the aggregate at such date and (c) the aggregate principal amount of the Exchange Notes outstanding at such time.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Subsidiary” shall mean any Subsidiary of Holdings other than an Unrestricted Subsidiary.

“Restricted US Subsidiary” shall mean a US Subsidiary that is a Restricted Subsidiary.

“Rollover Equity Contribution” shall have the meaning provided in the preamble to this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which either Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Schedule I Lender” shall mean any Lender named in Schedule I to the Bank Act (Canada).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Senior Administrative Agent” shall mean the “Administrative Agent” as defined in the Senior Credit Facilities.

“Senior Credit Facilities” shall mean the Senior Credit Agreement, dated the date hereof, by and among Holdings, the Borrowers, the lenders party thereto in their capacities as lenders thereunder, The Bank of Nova Scotia, as US Administrative Agent, Canadian Administrative Agent, joint lead arranger and joint bookrunner, Deutsche Bank Securities Inc., as joint lead arranger, joint bookrunner and co-syndication agent, UBS Securities LLC, as joint bookrunner and co-syndication agent and Bank of Montreal and Sun Trust Bank as co-documentation agents, and any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 10.1).

“Senior Guarantor” shall mean a “Guarantor” (as defined in the Senior Credit Facilities) which has a Guarantee Obligation in respect of Senior Indebtedness.

“Senior Indebtedness” shall mean

(a)           all Indebtedness of Holdings, any Borrower or any Senior Guarantor arising or outstanding under the Senior Credit Facilities and related Guarantee Obligations in respect thereof (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of Holdings, any Borrower or any Senior Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the date of the initial Borrowing hereunder or thereafter created or incurred) and all obligations of Holdings, any Borrower or any Senior Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments issued under the Senior Credit Facilities;

(b)           all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender (as defined in the Senior Credit Facilities) or an

Affiliate of such Lender at the time the applicable agreement giving rise to such obligation was entered into); provided that such obligations are permitted to be incurred under the terms of this Agreement;

(c)           any other Indebtedness of either Borrower permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to any or all of the Obligations incurred or arising hereunder or in respect hereof or any related Guarantee;

(d)           all Obligations (as defined in the Senior Credit Facilities as of the date hereof) with respect to the items listed in the preceding clauses (a), (b) and (c);

provided, however, that Senior Indebtedness shall not include:

(1)           any obligation of such Person to Holdings or any of its Subsidiaries;

(2)           any liability for federal, state, local or other taxes owed or owing by such Person or any other Affiliate of either Borrower or any Subsidiary of any such Affiliate;

(3)           any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4)           any Indebtedness or other liabilities or obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other liability or obligation of such Person;

(5)           that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Agreement; provided, however, that such Indebtedness shall be deemed not to have been incurred in violation of this Agreement for purposes of this clause if such Indebtedness consists of Designated Senior Indebtedness, and the holder(s) of such Indebtedness or their agent or representative (x) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated this Agreement and (y) shall have received a certificate from an officer of the applicable Borrower to the effect that the incurrence of such Indebtedness does not violate the provisions of this Agreement;

(6)           any Indebtedness of either Borrower which, when incurred and without regard to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Borrower;

(7)           any Indebtedness evidenced by the Loans;

(8)  any Capital Stock of Holdings, either Borrower or any Subsidiary Guarantor; or

(9)  any amounts owing under leases (other than Capitalized Lease Obligations).

“Similar Business” shall mean any business conducted or proposed to be conducted by Holdings, either Borrower and the Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sold Entity or Business” shall mean any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Holdings or any Restricted Subsidiary.

“Solvent” shall mean, with respect to each Borrower, that as of the Closing Date, both (i) (a) the sum of such Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Borrower’s present assets; (b) such Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (c) such Borrower has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Borrower is “solvent” (and is not “insolvent”, if applicable) within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Specified Subsidiary” shall mean, at any date of determination (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 10% of the consolidated total assets of the Borrowers and their respective Subsidiaries at such date, (ii) whose gross revenues for such Test Period were equal to or greater than 10% of the consolidated gross revenues of the Borrowers and their respective Subsidiaries for such period, in each case determined in accordance with GAAP and (c) each other Subsidiary that, when combined with any other Subsidiary that is the subject of an Event of Default under Section 11.5 would constitute a Specified Subsidiary under clause (a) or (b) above.

“Sponsor” shall mean KKR and its Affiliates.

“Statutory Reserve Rate” shall mean for any day as applied to any LIBOR Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the US Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in

Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean (a) with respect to either Borrower, Indebtedness which is subordinated in right of payment to the Loans and the Exchange Notes and (b) with respect to any Guarantor, Indebtedness which is subordinated in right of payment to the obligations of such Guarantor under its Guarantee Agreement.

“Subordinated Notes” shall have the meaning provided in Section 9.9.

“Subsidiary” means, with respect to any Person,

(a)  any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time and

(b)  any partnership, joint venture, limited liability company or similar entity which is consolidated under GAAP with such Person at such time or of which

(x)            more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)           such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” shall mean a US Subsidiary Guarantor, a Canadian Subsidiary Guarantor and a Foreign Subsidiary Guarantor, as applicable.

“Successor Canadian Borrower” shall have the meaning provided in Section 10.5(b).

“Successor US Borrower” shall have the meaning provided in Section 10.5(a).

“Tax Act” shall mean the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“Term Loans” shall mean, collectively, the US Term Loans and the Canadian Term Loans.

“Term Spread” shall mean, with respect to any Term Loan, initially 0.50% from the date of issue thereof, being the Initial Loan Repayment Date, to the date ending 3 months subsequent thereto and increasing by 0.50% on the first day of each subsequent 3 month period.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrowers then last ended.

“Total Assets” shall mean the total assets of Holdings, the Borrowers and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Holdings.

“Total Credit Exposure” shall mean, at any date, the sum of (a) the Commitment at such date and (b) the outstanding principal amount of all Loans at such date.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the Senior Credit Facilities, including the Acquisition and the Equity Contributions.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrowers or any of their respective Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean as to any Loan, its nature as a CR Loan or a LIBOR Loan.

“UK Guarantee” shall mean the UK Senior Subordinated Guarantee, made by Bonlea Limited, Premdor Crosby Limited, Premdor U.K. Holdings Limited and Masonite Europe Limited in favor of the Guarantee Agent for the benefit of the Loan Parties, substantially in the form of Exhibit B-6, and any guarantee governed by English law entered into by a Subsidiary pursuant to Section 10.9, as the same may be amended, supplemented or otherwise modified from time to time.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87, exceeds the fair market value of the assets allocable thereto and in relation to a Canadian Pension Plan or Foreign Plan shall mean the amount, if any, by which (A) the present value of the accrued benefits under the Canadian Pension Plan or Foreign Plan as of the close of business of its most recent plan year, determined in accordance with (I) the SFAS 87 as in effect on the date hereof, or (II) if in the normal course of business, no such determination is made in relation to the Canadian Pension Plan or Foreign Plan, the Canadian or applicable foreign equivalent of SFAS 87 as in effect on the date hereof, in either case such determination being based upon the actuarial assumptions that would be used by the actuary for the Canadian Pension Plan or Foreign Plan in the termination of that Canadian Pension Plan or Foreign Plan, exceeds (B) the fair market value of the assets allocable thereto.

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of Holdings which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Holdings, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary, provided that no Credit Party shall be an Unrestricted Subsidiary. The Board of Directors of the Borrowers may designate any Subsidiary of Holdings (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries own any Equity Interests or Indebtedness of, or own or hold any Lien on, any property of, Holdings or any Subsidiary of Holdings (other than any Subsidiary of the Subsidiary to be so designated), provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by a Borrower, (b) such designation complies with the covenants described in Section 10.12 and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any Restricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either (i) the Fixed Charge Coverage Ratio for Holdings and the Restricted Subsidiaries on a consolidated basis would be at least 2.0:1.0 or (ii) the Fixed Charge Coverage Ratio for Holdings and the Restricted Subsidiaries on a consolidated basis would be greater than such ratio for Holdings and the Restricted Subsidiaries on a consolidated basis immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be notified by Holdings to the US Administrative Agent by promptly filing with the US Administrative Agent a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“US Administrative Agent” shall mean The Bank of Nova Scotia, as the administrative agent for the US Lenders and other holders of US Loans and all Obligations with respect thereof.

“US Borrower” shall have the meaning provided in the preamble to this Agreement.

“US Commitment” shall mean (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “US Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “US Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the US Commitments as of the Closing Date is $412,000,000.

“US Guarantee” shall mean the US Senior Subordinated Guarantee, made by the US Borrower (with respect to the Obligations of Credit Parties other than itself) and each US Subsidiary Guarantor in favor of the Guarantee Agent for the ratable benefit of the Loan Parties, substantially in the form of Exhibit B-1, and any guarantee governed by United States law entered into by a Subsidiary pursuant to Section 10.9, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“US Loans” shall mean at any time (i) prior to the Initial Loan Repayment Date, the Initial US Loans, and (ii) on or after the Initial Loan Repayment Date, the US Term Loans.

“US Subsidiary” shall mean each Subsidiary of Holdings that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“US Term Loan” shall have the meaning provided in Section 2.1(b).

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors (or comparable governing body) of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

(b)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

SECTION 2. Amount and Terms of Credit.

2.1.  Commitments. (a)   Subject to and upon the terms and conditions herein set forth, (x) each Lender having a US Commitment severally (and not jointly) agrees to make a loan (each an “Initial US Loan”) to the US Borrower in Dollars, which Initial US Loans shall not exceed for any such Lender the US Commitment of such Lender and (y) each Lender having a Canadian Commitment severally agrees to make a loan or loans (each an “Initial Canadian Loan”) to the Canadian Borrower in Dollars, which Initial Canadian Loans shall not exceed for any such Lender the Canadian Commitment of such Lender; and such Loans (i) shall be made on the Closing Date, (ii) shall be incurred as CR Loans and automatically converted to LIBOR Loans three Business Days after the Closing Date, (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iv) shall not exceed for any such Lender the Commitment of such Lender and (v) shall not exceed in the aggregate the total of all Commitments.

(b)  Subject to the terms and conditions hereof, the US Borrower and each Lender which had a US Commitment severally (and not jointly) agrees, if the Initial US Loans have not been repaid, and so long as no Designated Default has occurred and is continuing, that the then outstanding principal amount of its Initial US Loan shall be repaid in full by the issuance of a new debt obligation (individually a “US Term Loan” and collectively the “US Term Loans”) by the US Borrower to such Lender, on the Initial Loan Repayment Date, in a principal amount equal to the then outstanding principal amount of the Initial US Loan held by such Lender (for certainty, including any capitalized interest) and the US Borrower and such Lender shall be released from their respective obligations under such Initial US Loan. Subject to the terms and conditions hereof, the Canadian Borrower and each Lender which had a Canadian Commitment severally agrees, if the Initial Canadian Loans have not been repaid, and so long as no Designated Default has occurred and is continuing, that the then outstanding principal amount of its Initial Canadian Loan shall be repaid in full by the issuance of a new debt obligation (individually a “Canadian Term Loan” and collectively the “Canadian Term Loans”) by the Canadian Borrower to such Lender, on the Initial Loan Repayment Date, in a principal amount equal to the then outstanding principal amount of the Initial Canadian Loan held by such Lender (for certainty, including any capitalized interest and the Canadian Borrower) and such Lender shall be released from their respective obligations under such Initial Canadian Loan. Upon the repayment of and release in respect of the Initial Loans and the replacement thereof by Term Loans, each Lender shall amend its records to reflect the repayment of the principal amount of the Initial Loan held by such Lender corresponding to the principal amount of the Initial Loan issued to such Lender and the advance of the corresponding Term Loan. The Term Loans shall incorporate the terms of the Exchange Note Indenture as set forth in the second sentence of Section 13.1. If a Default or an Event of Default shall have occurred and be continuing on the Initial Loan Repayment Date, any notices given or cure periods commenced while any Initial Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Term Loans (with the same effect as if the Term Loans had been outstanding as of the actual dates thereof), notwithstanding that the Term Loans constitute separate indebtedness from the Initial Loans.

2.2.  [Intentionally Omitted].

2.3.  Notice of Borrowing. (a)     Each Borrower shall give the US Administrative Agent at the Administrative Agent’s Office prior written notice (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York time) on the same Business Day of the Borrowing of Loans. Such notice (a “Notice of Borrowing”) shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to the Borrowing, (ii) the date of the Borrowing (which shall be the Closing Date) and (iii) the Interest Period to be applicable upon the initial conversion, which, shall be six months. The US Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)  Without in any way limiting the obligation of the US Borrower or the Canadian Borrower, as the case may be, to confirm in writing any notice it may give hereunder by telephone, the US Administrative Agent and the Canadian Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the US Administrative Agent and the Canadian Administrative Agent in good faith to be from an Authorized Officer of the US Borrower or the Canadian Borrower, as the case may be. In each such case, the US Borrower and the Canadian Borrower each hereby waives the right to dispute the US Administrative Agent’s and the Canadian Administrative Agent’s record of the terms of any such telephonic notice.

2.4.  Disbursement of Funds. (a)     No later than 12:00 Noon (New York time) on the date specified in the Notice of Borrowing, each Lender will make available its pro rata portion of the Borrowing requested to be made on such date in the manner provided below.

(b)  Each Lender shall make available all amounts it is to fund to the US Borrower under any Borrowing in immediately available Dollars to the US Administrative Agent at the Administrative Agent’s Office and the US Administrative Agent will (except in the case of Borrowings made upon the conversion of another Type of Borrowing) make available to the US Borrower by depositing to the US Borrower’s account (as designated by it in a written notice to the US Administrative Agent from time to time) the aggregate of the amounts so made available in Dollars. Each Lender shall make available all amounts it is to fund to the Canadian Borrower under any Canadian Borrowing in immediately available Dollars to the Canadian Administrative Agent at the Canadian Administrative Agent’s Office and the Canadian Administrative Agent will make available to the Canadian Borrower, by depositing to the Canadian Borrower’s account (as designated by it in a written notice to the Canadian Administrative Agent from time to time) the aggregate of the amounts so made available in Dollars. Unless the US Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the US Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) its portion of the Borrowing or Borrowings to be made on such date, the US Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) may assume that such Lender has made such amount available to the US Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) on such date of Borrowing, and the US Administrative Agent and the Canadian Administrative Agent (in the case of Canadian Borrowings), in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the US Borrower or the Canadian Borrower, as the case may be, a corresponding amount. If such corresponding amount is not in fact made available to the US Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) by such Lender and the US Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) has made available same to the US Borrower or the Canadian Borrower, as the case may be, the US Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the US Administrative Agent’s or the Canadian Administrative Agent’s (in the case of Canadian Borrowings) demand therefor the US Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) shall promptly notify the US Borrower or the Canadian Borrower, as the case may be, and the US Borrower or the Canadian Borrower, as the case may be, shall immediately pay such corresponding amount to the US Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings). The US Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) shall also be entitled to recover from such Lender or the US Borrower or the Canadian Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the US Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) to the US Borrower or the Canadian Borrower, as the case may be, to the date such corresponding amount is recovered by the US Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings), at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate (or, in the case of an amount owing in respect of a Canadian Borrowing, the rate reasonably determined by the Canadian Administrative Agent to be the cost to it of funding such amount) or (ii) if paid by the US Borrower or the Canadian Borrower, as the case may be, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans comprising the applicable Borrowing.

(c)  Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the US Borrower or the Canadian Borrower, as the case may be, may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5.  Repayment of Loans; Evidence of Debt. (a)     The Initial Loans, to the extent unpaid, will be repaid in full by, and the Borrower shall be released through, the making of the Term Loans on the Initial Loan Repayment Date pursuant to Section 2.1(b). The Term Loans will mature on the Maturity Date. Any Term Loan shall bear interest as described in Section 2.8 from the Initial Loan Repayment Date until such Loan shall be paid in full or continued as an Exchange Note evidencing the same underlying indebtedness pursuant to Section 9.14. Each Borrower shall repay to the US Administrative Agent or the Canadian Administrative Agent, as the case may be, for the ratable benefit of the Lenders of US Loans and the Lenders of Canadian Loans, as applicable, on the Maturity Date, the then-unpaid Loans made to such Borrower, in Dollars.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the US Borrower and the Canadian Borrower, as the case may be, to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c)  The US Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount and currency of each Loan made hereunder, the Class and Type of each Loan made and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the U.S. Borrower and the Canadian Borrower, as the case may be, to each Lender hereunder and (iii) the amount of any sum received by the US Administrative Agent and the Canadian Administrative Agent hereunder from the US Borrower and the Canadian Borrower, as the case may be, and each Lender’s share thereof.

(d)  The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the US Borrower and the Canadian Borrower therein recorded; provided, however, that the failure of any Lender or the US Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the US Borrower or the Canadian Borrower to repay (with applicable interest) the Loans made to the US Borrower or the Canadian Borrower by such Lender in accordance with the terms of this Agreement.

(e)  Subject to Section 9.14, each Lender will have the option at any time or from time to time after the Initial Loan Repayment Date to receive the Exchange Notes as evidence of all or a part of the principal amount of the Term Loans of such Lender then outstanding. The principal amount of the Exchange Notes will equal 100% of the aggregate principal amount (for certainty, including all accrued and capitalized interest thereon) of the Term Loans which they evidence. If a Default or an Event of Default shall have occurred and be continuing on the date such Exchange Notes are issued to evidence the principal amount of the Term Loans, any notices given or cure periods commenced while the Term Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Note (with the same effect as if the Exchange Note had been outstanding as of the actual dates thereof).

2.6.  Conversions and Continuations. (a)     The Loans advanced hereunder on the Closing Date shall be automatically converted from CR Loans to LIBOR Loans 3 Business Days thereafter. Upon the occurrence and during the continuance of a LIBOR Unavailability Event of the type described in clauses (i) and (iii) of Section 2.10 (a), outstanding LIBOR Loans shall be converted into CR Loans as provided in such Section 2.10 (a). Upon the occurrence and during the continuance of a LIBOR Unavailability Event of the type described in clause (ii) of Section 2.10(a), the US Borrower or the Canadian Borrower, as the case may be, shall have the option of converting any LIBOR Loan adversely affected as a result of such LIBOR Unavailability Event into a CR Loan on the last day of the Interest Period therefore. Each conversion or continuation permitted hereunder (other than an automatic conversion pursuant to Section 2.10(a) shall be effected by the US Borrower or the Canadian Borrower, as the case may be, by giving the U.S. Administrative Agent or the Canadian Administrative Agent at the applicable Administrative Agent’s Office prior to 12:00 Noon (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into CR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent (or the

Canadian Administrative Agent, in the case of Canadian Loans) shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)  If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans, as the case may be, and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the then-current Interest Period in respect of LIBOR Loans, into CR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the US Borrower or the Canadian Borrower, as the case may be, has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the US Borrower or the Canadian Borrower, as the case may be, shall be deemed to have elected to continue such LIBOR Loan as a LIBOR Loan with an Interest Period of one month in duration, effective as of the expiration date of such then-current Interest Period. Upon the cessation of any Default, Event of Default or LIBOR Unavailability Event, as the case may be, the applicable Borrower shall have three Business Days after written notice of such cessation from the Administrative Agent to provide a Notice of Conversion or Continuation to the applicable Administrative Agent converting any Loans then being maintained as CR Loans (as a result of such Default, Event of Default or LIBOR Unavailability Event) into LIBOR Loans. If such Borrower fails to timely deliver such Notice of Conversion or Continuance, such CR Loans will automatically be converted into LIBOR Loans having an Interest Period of one month’s duration.

(c)  For the avoidance of doubt, the term “conversion” (and the corresponding form of the verb “convert”) as used in this Agreement in respect of converting a CR Loan to a LIBOR Loan or a LIBOR Loan to a CR Loan shall mean the change in method by which the interest payable on a Loan is calculated and shall not be interpreted to mean the repayment and extinguishment of such Loan followed by the advance of a new Loan.

2.7.  Pro Rata Borrowings. Each Borrowing of US Loans under this Agreement shall be advanced by the Lenders pro rata on the basis of their then-applicable US Commitments. Each Borrowing of Canadian Loans under this Agreement shall be advanced by the Lenders pro rata on the basis of their then-applicable Canadian Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8.  Interest. (a)      (i) The unpaid principal amount of each CR Loan shall bear interest from the date of the Borrowing thereof to but excluding the date of conversion or repayment thereof at a rate per annum that shall at all times be the Contract Rate, as in effect from time to time.

(b)  The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof to but excluding the date of repayment thereof at a rate per annum that shall at all times be the LIBO Rate in effect from time to time.

(c)  Notwithstanding the foregoing clauses, the interest rate borne by the Loans shall not (subject to Section 2.8(d)) exceed 11.0% per annum. To the extent the per annum interest on any Loan exceeds a rate of 11.0% per annum, each Borrower may elect, by giving written notice to the relevant Administrative Agent and the relevant Lenders on or before the relevant Interest Payment Date, to pay such excess interest by adding the amount thereof to the then principal amount of the Loan, in which event the interest so capitalized shall be treated as principal for all purposes.

(d)  Any amount (whether of principal, interest or Fees) not paid when due hereunder or under any other Loan Document (whether at the stated maturity, by acceleration or otherwise) shall bear interest, to the extent permitted by law (after as well as before judgment), payable on demand, (i) in the case of principal, at the rate that would otherwise be applicable thereto plus 2% per annum and (ii) in all other cases, at a rate per annum equal to the rate that would be applicable to a CR Loan plus 2% per annum, in each case from and including the date of such non-payment to but excluding the date on which such amount is paid in full.

(e)  Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and, subject to Section 3.3, shall be payable (i) in respect of each CR Loan, quarterly in arrears on the last Business Day of each fiscal quarter of the Borrowers, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) on the date the Exchange Notes are issued to evidence the principal amount of the Term Loans evidencing the same underlying indebtedness (but only with respect to the principal amount of the Term Loan so evidenced), (C) in respect of each LIBOR Loan, on conversion into a CR Loan, (D) at maturity (whether by acceleration or otherwise) and (E)  after such maturity, on demand.

(f)  All computations of interest hereunder shall be made in accordance with Section 5.5.

(g)  The US Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the applicable Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9.  Interest Periods.

(a)  The initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of CR Loans, as applicable) and shall end on the numerically corresponding day in the calendar month that is six months thereafter, and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires and shall end on the numerically corresponding day in the calendar month that is six months thereafter.

(b)  If any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period.

(c)  If any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day.

(d)  Neither Borrower shall be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

(e)  The Interest Period for any Exchange Note shall be as set forth in the Exchange Note Indenture.

2.10.  Increased Costs, Illegality, etc. (a)      In the event that (x) in the case of clause (i) below, the US Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)  on any date for determining the LIBOR for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR; or

(ii)  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any such increase or reduction attributable to Taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii)  at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the US Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the applicable Borrower and to the US Administrative Agent of such determination (which notice the US Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, (A) LIBOR Loans shall no longer be available until such time as the US Administrative Agent notifies such Borrower and the Lenders that the circumstances giving rise to such notice by the US Administrative Agent no longer exist (which notice the US Administrative Agent agrees to give at such time when such circumstances no longer exist), (B) any Notice of Borrowing or Notice of Conversion given by the US Borrower or the Canadian Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the US Borrower or the Canadian Borrower and (C) any outstanding LIBOR Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to CR Loans, (y) in the case of clause (ii) above, the US Borrower or the Canadian Borrower, as the case may be, shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the US Borrower or the Canadian Borrower, as the case may be, by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the US Borrower or the Canadian Borrower, as the case may be, shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)  At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the US Borrower or the Canadian Borrower, as the case may be, may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the US Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the US Borrower or the Canadian Borrower, as the case may be, was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the US Administrative Agent, require the affected Lender to convert each such LIBOR Loan into a CR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)  [Intentionally Omitted].

(d)  If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the US Administrative Agent), the US Borrower or the Canadian Borrower, as the case may be, shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that no Lender shall be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(d), will give prompt written notice thereof to the applicable Borrower which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the US Borrower’s or the Canadian Borrower’s, as the case may be, obligations to pay additional amounts pursuant to this Section 2.10(d) upon receipt of such notice.

(e)  It is understood that this Section 2.10 shall not apply to Taxes.

2.11.  Compensation. If (a) any payment of principal of any LIBOR Loan is made by the US Borrower or the Canadian Borrower (or, with respect to Section 13.7, is purchased by a replacement bank or institution), as the case may be, to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any CR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (f) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the US Borrower or the Canadian Borrower, as the case may be, shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the US Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12.  Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 5.4 with respect to such Lender, it will, if requested by the US Borrower or the Canadian Borrower, as the case may be, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Initial Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the US Borrower or the Canadian Borrower, as the case may be, or the right of any Lender provided in Section 2.10 or 5.4.

2.13.  Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the US Borrower or the Canadian Borrower, as the case may be.

SECTION 3. Subordination.

3.1.  Agreement to Subordinate. The Borrowers agree, and each Lender (which shall include for purposes of this Section, each such Lender’s transferees, successors and assigns) agrees, that the Obligations are subordinated in right of payment, to the extent and in the manner provided in this Section 3, to the prior payment of all Senior Indebtedness and that such subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Obligations shall in all respects rank pari passu with all other existing and future Pari Passu Indebtedness and shall rank senior to all existing and future Subordinated Indebtedness. Only Senior Indebtedness shall rank senior to the Obligations in accordance with the provisions set forth herein.

3.2.  Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of any Borrower to its creditors upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to any Borrower or its property:

(a)  holders of Senior Indebtedness shall be entitled to receive payment in full in cash of such Senior Indebtedness before any Lender shall be entitled to receive any payment of principal of or interest on the Loans;

(b)  until such Senior Indebtedness is paid in full in cash, any payment or distribution to which any Lender would be entitled but for this Section 3 shall be made to holders of such Senior Indebtedness as their interests may appear, except that Lenders may receive Permitted Junior Securities; and

(c)  if a distribution is made to the Lenders that, due to this Section 3, should not have been made to them, the Lenders are required to hold such distribution in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

3.3.  Default on Designated Senior Indebtedness of the Company. Neither Holdings, nor any Borrower nor any Guarantor shall pay the principal of, premium, if any, or interest on the Loans or make any deposit in respect thereof, and may not purchase, redeem or otherwise retire any Loans (collectively, “pay the Loans”) (except in the form of Permitted Junior Securities) if either of the following (a “Payment Default”) occurs: (i) any Indebtedness constituting Designated Senior Indebtedness is not paid in full in cash when due (after giving effect to any applicable grace period); or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms; unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, the Borrowers are permitted to pay the Loans if Holdings or the Borrowers, on the one hand, and the US Administrative Agent, on the other hand, receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which the Payment Default has occurred. During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Borrowers shall not be permitted to pay the Loans (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the US Administrative Agent (with copies to the Borrowers) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period, which Payment Blockage Period shall end 179 days after receipt of such Blockage Notice. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated: (x) by written notice to the US Administrative Agent and the Borrowers from the Representative which gave such Blockage Notice; (y) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (z) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the provisions contained in the first sentence of this Section 3.3), unless the maturity of such Designated Senior Indebtedness shall have been accelerated, the Borrowers and the Guarantors shall be entitled to resume payments on the Loans after termination of such Payment Blockage Period. The Loans shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Borrowers during such period; provided, that if any Blockage Notice within such 360-day period is delivered to the US Administrative Agent by or on behalf of any holders of Designated Senior Indebtedness (other than Designated Senior Indebtedness created under the Senior Credit Facilities), the Senior Administrative Agent shall be entitled to give another Blockage Notice within such period; provided, however, that in no event shall the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. For purposes of this Section 3.3, no Default which existed or was continuing on the date of delivery of any Blockage Notice to the US Administrative Agent shall be, or be made, the basis for a subsequent Blockage Period unless such default has been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

3.4.  Acceleration of Payment of the Loans. If payment of the Loans is accelerated because of an Event of Default, the Borrowers or the US Administrative Agent shall promptly notify the Representatives of all Designated Senior Indebtedness of such acceleration.

3.5.  When Distribution Must Be Paid Over. If a distribution or other payment is made on or in respect of the Loans that because of this Section 3 should not have been made, the Lenders who receive such distribution or other payment shall hold it in trust for holders of Senior Indebtedness and pay it over to them as their interests may appear.

3.6.  Subrogation. After all Senior Indebtedness is paid in full and until the Loans are paid in full, the Lenders shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness. A distribution made under this Section 3 to holders of such Senior Indebtedness which otherwise would have been made to the Lenders is not and shall not be deemed to be as between the Borrowers and the Guarantors, on the one hand, and the Lenders, on the other hand, a payment on such Senior Indebtedness.

3.7.  Relative Rights. This Section 3 defines the relative rights of the Lenders and the holders of Senior Indebtedness. Nothing in this Agreement shall:

(a)  impair, as between the Borrowers and the Lenders, the obligation of the Borrowers, which is absolute and unconditional, to pay principal of and interest on the Loans and all other Obligations in accordance with the terms hereof and the other Loan Documents; or

(b)  prevent the Administrative Agents, any Lender or any other holder of the Obligations from exercising its available remedies upon a Default, subject to the rights of holders of Senior Indebtedness to receive distributions otherwise payable to the Lenders.

3.8.  Subordination May Not Be Impaired by the Borrowers. No right of any holder of Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by the Loans shall be impaired by any act or failure to act by any Borrower or by its failure to comply with this Agreement.

3.9.  Rights of Administrative Agents. Notwithstanding Section 3.3, the Administrative Agents shall continue to make payments on the Loans and shall not be charged with knowledge of the existence of facts that under this Section 3 would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, the US Administrative Agent receives notice satisfactory to it that such payments are prohibited by this Section 3. Holdings, either Borrower, any Representative or any Person designated by any Representative (as to which designation the US Administrative Agent has received prior written notice) to act on its behalf shall be entitled to give the notice.

Each Administrative Agent in its individual or any other capacity shall be entitled to hold Senior Indebtedness with the same rights it would have if it were not an Administrative Agent. Each Administrative Agent shall be entitled to all the rights set forth in this Section 3 with respect to any Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness. Nothing in this Section 3 shall apply to claims of, or payments to, either Administrative Agent under or pursuant to Section 12.

3.10.  Distribution or Notice to Representative. Whenever any Person is to make a distribution or give a notice to holders of Senior Indebtedness, such Person shall be entitled to make such distribution or give such notice to the Representative of or in respect of such Senior Indebtedness, if any.

3.11.  Section 3 Not To Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment on or in respect of the Loans or any Obligations in respect thereof under this Agreement by reason of any provision in this Section 3 shall not be construed as preventing the occurrence of a Default. Nothing in this Section 3 shall have any effect on the right of the Lenders or the Administrative Agents to accelerate the maturity of the Loans or other Obligations.

3.12.  Administrative Agents Entitled To Rely. Upon any payment or distribution pursuant to this Section 3, the Administrative Agents and the Lenders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 3.2 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Administrative Agents or the Lenders or (iii) upon any Representative for the holder of Senior Indebtedness, in each case for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of the Borrowers, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 3. In the event that either Administrative Agent determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Section 3, such Administrative Agent shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of such Administrative Agent as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Section 3, and, if such evidence is not furnished, such Administrative Agent shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Section 12 shall be applicable to all actions or omissions by such Administrative Agent pursuant to this Section 3.

3.13.  US Administrative Agent To Effectuate Subordination. Each Lender authorizes and directs the US Administrative Agent on such Lender’s behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Lenders and the holders of Senior Indebtedness as provided in this Section 3 and appoints the US Administrative Agent as attorney-in-fact for any and all such purposes.

3.14.  Administrative Agents Not Fiduciary for Holders of Senior Indebtedness. No Administrative Agent shall be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall mistakenly pay over or distribute to the Lenders or the Borrowers or any other Person, money or assets to which any holders of Senior Indebtedness shall be entitled by virtue of this Section 3 or otherwise.

3.15.  Reliance by Holders of Senior Indebtedness on Subordination Provisions. Each Lender acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the Closing Date, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

SECTION 4. Fees; Commitments.

4.1.  Fees. The Borrowers agree to pay to each Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by such parties.

4.2.  Mandatory Termination of Commitments. The US Commitments and the Canadian Commitments shall terminate at 5:00 p.m. (New York time) on the Closing Date.

SECTION 5. Payments.

5.1.  Voluntary Prepayments. (a)  The US Borrower shall have the right to prepay Initial US Loans, and the Canadian Borrower shall have the right to repay Initial Canadian Loans, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (i) the applicable Borrower shall give the US Administrative Agent, the Canadian Administrative Agent (at the applicable Administrative Agent’s Office) and the Exchange Note Trustee written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by such Borrower no later than 10:00 a.m. (New York time) one Business Day prior to the date of such prepayment; (ii) as promptly as practicable after receipt of such notice, the US Administrative Agent and the Canadian Administrative Agent shall give notice to each relevant Initial Lender, of (A) the pro rata amount that would be payable to each such Initial Lender in respect of its Initial Loan, and (B) the expected date of such payment; (iii) each partial prepayment of any Borrowing of Initial Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Initial Loans; and (iv) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the US Borrower or the Canadian Borrower, as the case may be, with the applicable provisions of Section 2.11. No prepayment of Initial Loans of one Borrower may be made by such Borrower unless a prepayment of a pro rata amount of the Initial Loans of the other Borrower is also made. Each prepayment in respect of Initial US Loans pursuant to this Section 5.1 shall be applied pro rata to all Initial US Loans. Each prepayment in respect of Initial Canadian Loans pursuant to this Section 5.1 shall be applied pro rata to all Initial Canadian Loans. At the applicable Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

(b)  Restriction Regarding Term Loans. No Borrower shall offer to prepay its Term Loans unless the other Borrower concurrently offers to pay a pro rata amount of its Term Loans and unless each Borrower concurrently offers to prepay a pro rata amount of its then outstanding Exchange Notes. No Borrower shall offer to prepay its Exchange Notes unless the other Borrower concurrently offers to prepay a pro rata amount of its Exchange Notes and unless each Borrower concurrently offers to prepay a pro rata amount of its then outstanding Term Loans.

5.2.  Mandatory Prepayments. (a)     Prepayments. On each occasion that a Prepayment Event occurs, the Borrowers shall, within one Business Day after the occurrence of a Debt Incurrence Prepayment Event and within five Business Days after the occurrence of any other Prepayment Event, prepay, in accordance with paragraph (b) below, the principal amount of Initial Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event.

(b)  [Intentionally Omitted].

(c)  Application to Initial Loans. With respect to each prepayment of Initial US Loans and Initial Canadian Loans required by Section 5.2(a), the Borrowers may designate the Types of Initial Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made. In the absence of a designation by the Borrowers as described in the preceding sentence, the relevant Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d)  LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Default or Event of Default shall have occurred and be continuing, the US Borrower or the Canadian Borrower, as the case may be, at its option may deposit with the applicable Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the applicable Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the applicable Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations; provided that the US Borrower or the Canadian Borrower, as the case may be, may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(e)  Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Initial Loans pursuant to such Section exceeds the Dollar Equivalent of $15,000,000 in the aggregate for all such Prepayment Events.

(f)  Foreign Asset Sales. Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset

Sale”) are prohibited or delayed by applicable local law from being repatriated to the United States or Canada, as applicable, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Initial Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States or Canada, as applicable (the US Borrower and the Canadian Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Initial Loans pursuant to this Section 5.2 and (ii) to the extent that the US Borrower (or the Canadian Borrower, as applicable) has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale would have a material adverse tax cost consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Restricted Foreign Subsidiary; provided that, in the case of this clause (f)(ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to prepayments pursuant to Section 5.2(a), (x) the US Borrower or the Canadian Borrower, as the case may be, applies an amount equal to such Net Cash Proceeds to such prepayments as if such Net Cash Proceeds had been received by the US Borrower or the Canadian Borrower, as the case may be, rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Restricted Foreign Subsidiary) or (y) such Net Cash Proceeds are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3.  Method and Place of Payment. (a)      Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the US Borrower or the Canadian Borrower, as applicable, without set-off, counterclaim or deduction of any kind, to the US Administrative Agent or the Canadian Administrative Agent, as applicable, for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon (New York time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office. All payments under each Loan Document (whether of principal, interest or otherwise) shall be made in Dollars, except as otherwise expressly provided herein. The US Administrative Agent or the Canadian Administrative Agent, as applicable, will thereafter cause to be distributed on the same day (if payment was actually received by the US Administrative Agent or the Canadian Administrative Agent, as applicable, prior to 2:00 p.m. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)  Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4.  Net Payments. (a)    Subject to the following sentence, all payments made by or on behalf of the US Borrower and the Canadian Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) and capital taxes imposed on the US Administrative Agent, the Canadian Administrative Agent or any Lender and (ii) any taxes imposed on the US Administrative Agent, the Canadian Administrative Agent or any Lender as a result of its carrying on business or otherwise having a current or former connection between the US Administrative Agent, the Canadian Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the US Administrative Agent, the Canadian Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable under this Agreement, the US Borrower or the Canadian Borrower, as applicable, shall increase the amounts payable to the US Administrative Agent, the Canadian Administrative Agent or such Initial Lender to the extent necessary to yield to the US Administrative Agent, the Canadian Administrative Agent or such Initial Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the US Borrower shall not be required to increase any such amounts payable to any Initial Lender that is not organized under the laws of the United States of America or a state thereof (a “Non-US Lender”) if such Initial Lender fails to comply with the requirements of Section 5.4(b). Whenever any Non-Excluded Taxes are payable by the US Borrower or the Canadian Borrower, as the case may be, as promptly as possible thereafter, such Borrower shall send to the US Administrative Agent or the Canadian Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original receipt (or other evidence acceptable to such Lender, acting reasonably) received by such Borrower showing payment thereof. If the US Borrower or the Canadian Borrower, as the case may be, fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the US Administrative Agent or the Canadian Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the US Administrative Agent, the Canadian Administrative Agent and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by the US Administrative Agent, the Canadian Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)  Each Non-US Lender shall:

(i)  deliver to the US Borrower and the US Administrative Agent on or before the date it becomes a party to this Agreement two copies of either (x) in the case of a Non-US Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-US Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the US Borrower and is not a controlled foreign corporation related to the US Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the US Borrower under this Agreement;

(ii)  deliver to the US Borrower and the US Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the US Borrower; and

(iii)  obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the US Borrower or the US Administrative Agent;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the US Borrower and the US Administrative Agent. Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(b); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to such Lender from which the related participation shall have been purchased.

(c)  Notwithstanding anything to the contrary provided under this agreement, neither the US Borrower, nor any Guarantor (as to any payment made by it in respect of the obligations of the US Borrower pursuant to Section 5.4(a)) shall be required to indemnify any Initial Lender or Agent pursuant to Section 5.4(a), or to pay any additional amounts to any Initial Lender or Agent pursuant to Section 5.4(a), in respect of any withholding tax to the extent that (i) the obligation to withhold amounts with respect to such withholding tax existed or would have applied to payments made by the US Borrower to such Initial Lender on the date such Lender or Agent became a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder); provided, however, that this clause (c)(i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Initial Lender (or Participant) would be entitled to receive (without regard to this clause (c)(i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Initial Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, (y) such assignment, participation or transfer had been requested by the US Borrower or the Canadian Borrower or (z) such assignment, participation or transfer had occurred following the occurrence of and during the continuation of an Event of Default pursuant to Section 11.1 or 11.5, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Initial Lender or

Participant to comply with the provisions of Section 5.4(b) above, (iii) any of the representations or certifications made by a Initial Lender or Participant pursuant to Section 5.4(b) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made or (iv) such Initial Lender is treated as a conduit entity participating in a conduit financing arrangement within the meaning of Treasury regulations section 1.881-3 or any successor provision with respect to the Initial Loans. The Canadian Borrower shall not be required to indemnify or pay additional amounts to a Lender or Agent in respect of Canadian taxes pursuant to Section 5.4(a) above to the extent that such Non-Excluded Taxes result from a failure by the Initial Lender or Agent to comply with any certification, identification, information, documentation or other reporting requirement (collectively referred to in this Section 5.4(c) as a “Reporting Requirement”) if (i) compliance is required by law, regulation, administrative practice or any applicable tax treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding of Non-Excluded Taxes, and (ii) the Canadian Borrower has first made written request to such Initial Lender or Agent, as applicable, that such Initial Lender or Agent comply with the particular Reporting Requirement (identified specifically in such request) and such Initial Lender or Agent, as applicable, has not complied with such Reporting Requirement within 30 Business Days of such written request; provided, however, that the Canadian Borrower shall not be relieved of its obligation to indemnify or pay additional amounts to an Initial Lender or Agent (x) in respect of certain payments where the obligation to indemnify or pay additional amounts in respect of those payments arose prior to Canadian Borrower’s written request to such Initial Lender or Agent, as applicable, respecting such Reporting Requirement, (y) if, by reason of any change in any law, regulation, administrative practice or applicable tax treaty occurring after the date hereof, the Initial Lender or Agent, as applicable, is unable to duly comply with such Reporting Requirement, or (z) to the extent that the additional payment or indemnity compensates such Initial Lender or Agent for an amount to which such Initial Lender or Agent would have been entitled to receive under Section 5.4(a) had such Initial Lender or Agent, as applicable, complied with the Reporting Requirement.

(d)  If the US Borrower or the Canadian Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the relevant Initial Lender, the Canadian Administrative Agent or the US Administrative Agent, as applicable, shall cooperate with such Borrower in challenging such taxes at such Borrower’s expense if so requested by such Borrower. If any Initial Lender, the Canadian Administrative Agent or the US Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the US Borrower or the Canadian Borrower pursuant to this Agreement, which refund in the good faith judgment of such Initial Lender, the Canadian Administrative Agent or US Administrative Agent, as the case may be, is attributable to such payment made by such Borrower, then the Initial Lender, the Canadian Administrative Agent or the US Administrative Agent, as the case may be, shall reimburse such Borrower for such amount (together with any interest received thereon) as the Initial Lender, the Canadian Administrative Agent or US Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required. An Initial Lender, the Canadian Administrative Agent or US Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither the Initial Lenders, the Canadian Administrative Agent nor the

US Administrative Agent shall be obliged to disclose any information regarding their respective tax affairs or computations to the US Borrower or the Canadian Borrower in connection with this Section 5.4(d) or any other provision of this Section 5.4.

5.5.  Computations of Interest and Fees. (a)      Interest on LIBOR Loans and, except as provided in the last sentence of this paragraph, CR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. For purposes of the Interest Act (Canada), the annual rate of interest to which the interest rate payable under the preceding sentence is equivalent is equal to such interest rate, multiplied by the number of days in the calendar year in which such interest rate is to be determined and divided by 360. Interest on (i) CR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate, and (ii) interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual number of days elapsed.

(b)  All Fees shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

5.6.  Limit on Rate of Interest.

(a)  No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, neither the US Borrower nor the Canadian Borrower shall be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation. In particular, the Canadian Borrower shall not be obliged to pay any interest or other amounts which would result in the receipt by any Lender of interest on credit advanced at a rate in excess of the rate permitted under the Criminal Code (Canada). For purposes of this Section 5.6, “interest” and “credit advanced” have the meanings ascribed in the Criminal Code (Canada) and the “effective annual rate of interest” shall be calculated in accordance with generally accepted actuarial practices and principles.

(b)  Payment at Highest Lawful Rate. If either the US Borrower or the Canadian Borrower is not obliged to make a payment which it would otherwise be required to make as a result of Section 5.6(a), the US Borrower or the Canadian Borrower, as applicable, shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)  Adjustment if any Payment exceeds Lawful Rate. If any provision of this Agreement or any of the other Loan Documents would obligate the US Borrower or the Canadian Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, or would result in a receipt by that Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law (in the case of the US Borrower or the Canadian Borrower) or so result in a receipt by that Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i)  firstly, by reducing the amount or rate of interest required to be paid by the US Borrower or the Canadian Borrower to the affected Lender under Section 2.8; and

(ii)  thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the US Borrower or the Canadian Borrower to the affected Lender where such amounts would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the US Borrower or the Canadian Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, or an amount in excess of the maximum permitted under the Criminal Code (Canada), then the US Borrower or the Canadian Borrower, as applicable, shall be entitled, by notice in writing to the US Administrative Agent or the Canadian Administrative Agent, as applicable, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the US Borrower or the Canadian Borrower, as applicable. Any amount or rate of interest referred to in this Section 5.6(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding on the assumption, with respect to Canadian Borrowings, that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro rated over the period from the Closing Date to the Maturity Date.

SECTION 6. Conditions Precedent to Initial Credit Event.

The initial Credit Event under this Agreement is subject to the satisfaction of the following conditions precedent:

6.1.  Loan Documents. The US Administrative Agent, Canadian Administrative Agent or the Guarantee Agent (as applicable) shall have received:

(a)  this Agreement, executed and delivered by a duly authorized officer of Holdings, the US Borrower, the Canadian Borrower, each Lender, the Canadian Administrative Agent and the US Administrative Agent;

(b)  the US Guarantee, executed and delivered by a duly authorized officer of the US Borrower and each applicable Guarantor;

(c)  the Canadian Guarantee, executed and delivered by a duly authorized officer of each applicable Guarantor;

(d)  the Chilean Guarantee, executed and delivered by a duly authorized officer of each applicable Guarantor;

(e)  the Irish Guarantee, executed and delivered by a duly authorized officer of each applicable Guarantor;

(f)  the UK Guarantee, executed and delivered by a duly authorized officer of each applicable Guarantor;

(g)  the Mexican Guarantee, executed and delivered by a duly authorized officer of each applicable Guarantor;

6.2.  Legal Opinions. The Administrative Agents shall have received the executed legal opinions of (a) Simpson Thacher & Bartlett LLP, special New York counsel to each Borrower and each other Credit Party, in form and substance reasonably satisfactory to the US Administrative Agent, (b) Osler, Hoskin & Harcourt LLP, special Canadian counsel for Holdings, the Canadian Borrower and each other Canadian Subsidiary Guarantor, in form and substance reasonably satisfactory to the Canadian Administrative Agent, and (c) local and foreign counsel to the Credit Parties in certain jurisdictions as may be reasonably requested by the Canadian Administrative Agent and mutually agreed upon with the Canadian Borrower in form and substance satisfactory to the Canadian Administrative Agent. The US Borrower, the Canadian Borrower and the other Credit Parties hereby instruct such counsel to deliver such legal opinions.

6.3.  Representations and Warranties; No Default. The US Administrative Agent shall have received a certificate of an Authorized Officer of each Borrower, dated the Closing Date, certifying that (a) on the Closing Date, the representations and warranties made by such Borrowers in Section 8, as they relate to the Credit Parties at such time, are true and correct in all material respects (after giving effect to the Acquisition) and (b) after giving effect to the Credit Event on the Closing Date and the other transactions contemplated hereby, no Default or Event of Default shall have occurred and be continuing.

6.4.  Equity Contributions. The Rollover Equity Contribution and the KKR Equity Contribution shall have been made on terms and pursuant to documentation reasonably acceptable to the US Administrative Agent.

6.5.  Closing Certificates. The US Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, in the case of each Borrower substantially in the form of Exhibit C-1, and in the case of each other Credit Party, substantially in the form of Exhibit C-2, in each case with appropriate insertions, executed by a duly authorized officer or representative of such Credit Party and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.6 and 6.7.

6.6.  Corporate Proceedings of Each Credit Party. The US Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the US Administrative Agent, of the Board of Directors (or comparable governing body) of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Loan Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the US Borrower and the Canadian Borrower, the extensions of credit contemplated hereunder.

6.7.  Corporate Loan Documents. The US Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Credit Party.

6.8.  Fees. The Agents and the Lenders shall have received the fees in the amounts previously agreed in writing by the Borrowers and (as applicable) the Agents and such Lenders to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Closing Date shall have been paid.

6.9.  Acquisition Agreement. The US Administrative Agent shall have received a fully executed or conformed copy of the Acquisition Agreement, which shall be in full force and effect and in form and substance reasonably satisfactory to the US Administrative Agent.

6.10.  Solvency Certificate. On the Closing Date, the US Administrative Agent shall have received a certificate from the chief financial officer of Holdings in form, scope and substance satisfactory to US Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, Holdings on a consolidated basis with its Subsidiaries is Solvent.

6.11.  Governmental Authorizations and Consents. Each Credit Party shall have obtained all approval and authorizations of Governmental Authorities and all consents of other Persons, in each case that are necessary in connection with the Transactions and the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Acquisition and the Loan Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

6.12.  Historical Financial Statements. The Lenders shall have received the Historical Audited Financial Statements and the Historical Unaudited Financial Statements.

6.13.  Pro Forma Financial Statements. The US Administrative Agent shall have received the Pro Forma Financial Statements, together with a certificate of the chief financial officer of Holdings to the effect that such statements accurately present the pro forma financial position of Holdings and its Subsidiaries in accordance with GAAP as of the date of the pro forma balance sheet forming part of the Pro Forma Financial Statements and for the period covered by the related pro forma income statement, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

6.14.  Acquisition. Concurrently with the initial Credit Event made hereunder, the Acquisition shall have been consummated on terms and conditions reasonably satisfactory to the Agents.

6.15.  Representations and Warranties. At the time of each Credit Event and also after giving effect thereto all representations and warranties made by any Credit Party contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

6.16.  Notice of Borrowing. Prior to the making of each Loan, the US Administrative Agent (or, in the case of any Canadian Borrowing, the Canadian Administrative Agent) shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to the US Administrative Agent or the Canadian Administrative Agent, as applicable, and each of the Lenders that all the applicable conditions specified above shall have been satisfied as of that time.

SECTION 7. [Intentionally Omitted].

SECTION 8. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement, to make the Loans as provided for herein, each of Holdings, the US Borrower (in respect of itself and on its own behalf and to the extent such representations and warranties are applicable to it) and the Canadian Borrower (in respect of itself and on its own behalf and to the extent such representations and warranties are applicable to it) makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans until one year after repayment of all of the outstanding Loans and Exchange Notes:

8.1.  Corporate Status. Each of Holdings, the US Borrower, the Canadian Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2.  Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party (and, in the case of the Borrowers, to borrow hereunder). Each Credit Party has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3.  Authorization; No Violation. Neither the execution, delivery or performance by any Credit Party of the Loan Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Holdings or any of the Restricted Subsidiaries pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which Holdings, the Borrowers or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, by-laws or other constitutional documents of Holdings, the Borrowers or any of the Restricted Subsidiaries.

8.4.  Litigation. There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings, the US Borrower or the Canadian Borrower, threatened with respect to Holdings, the Borrowers or any of their respective Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.

8.5.  Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6.  Governmental Approvals. The execution, delivery and performance of the Acquisition Agreement or any Loan Document does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) such licenses, approvals, authorizations or consents the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7.  Investment Company Act. None of Holdings, the US Borrower or the Canadian Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8.  True and Complete Disclosure. (a)      None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by Holdings, the US Borrower, the Canadian Borrower, any of their respective Subsidiaries or any of their respective authorized representatives in writing to the US Administrative Agent and/or any Lender on or before the Closing Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b)  The projections and pro forma financial information contained in the information and data referred to in Section 8.8(a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9.  Financial Statements; Financial Condition. The (a) unaudited historical consolidated financial information of the Predecessor Company and its Subsidiaries as set forth in the Confidential Information Memorandum, and (b) the Historical Audited Financial Statements, in each case present or will, when provided, present fairly in all material respects the consolidated financial position of Holdings or the Predecessor Company, as the case may be, at the respective dates of said information or statements and results of operations of the applicable Person for the respective periods covered thereby. The financial statements referred to in clause (b) of the preceding sentence have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. As of the Closing Date, there has been no Closing Date Material Adverse Change since December 31, 2004. After the Closing Date, there has been no Material Adverse Change since December 31, 2004.

8.10.  Tax Returns and Payments. Each of Holdings, the Borrowers and each of their respective Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material Taxes payable by it that have become due, other than those (a) not yet delinquent or (b) being contested in good faith as to which adequate reserves have been provided in accordance with GAAP and which could not reasonably be expected to result in a Material Adverse Effect.

8.11.  Compliance with ERISA. (a)      Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to Holdings, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of Holdings, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to Holdings, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has Holdings, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of Holdings, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Predecessor Company and its Subsidiaries contained in the Confidential Information Memorandum. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of Holdings.

(b)  The Canadian Pension Plans are duly registered under all applicable pension benefits legislation; all material obligations of each Credit Party and its Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans, the Canadian Benefit Plans and the funding agreements therefor have been performed in accordance with the terms of such plans, applicable laws and regulations; there are no outstanding disputes concerning the assets held pursuant to any such funding agreement; all contributions or premiums required to be made by any Credit Party and any of its Subsidiaries to the Canadian Pension Plans and the Canadian Benefit Plans have been made within the time limits required by, and in accordance with, the terms of such plans and applicable laws and regulations; all employee contributions to the Canadian Pension Plans and the Canadian Benefit Plans required to be made by way of authorized payroll deduction have been properly withheld and fully paid into such plans within the time limits required by, and in accordance with, the terms of such plans and applicable laws and regulations; all reports and disclosures relating to the Canadian Pension Plans and Canadian Benefit Plans required by any applicable laws or regulations have been filed or distributed in accordance with applicable laws and regulations; no Credit Party has made any improper withdrawals, applications or transfers of, the assets of any of the Canadian Pension Plans or of the Canadian Benefit Plans, to the extent applicable; other than as disclosed in Schedule 8.11(b), there have been no partial terminations of any Canadian Pension Plan with a defined benefit provision; other than as disclosed in Schedule 8.11(b), none of the Canadian Pension Plans with a defined benefit provision is the result of, or has been subject to, the merger or consolidation of two or more registered pension plans or the funding media thereof; no amount is owing by any of the Canadian Pension Plans under the Tax Act; no Credit Party has any knowledge, nor any grounds for believing, that any of the Canadian Pension Plans or the Canadian Benefit Plans is or could reasonably be expected to become the subject of an investigation, any other proceeding, an action or a claim other than a routine claim for benefits; except to the extent that a breach of any of the foregoing representations, warranties or agreements in this Section 8.11(b) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect, or relates to any matter disclosed in the financial statements of the Borrowers contained in the Confidential Information Memorandum. No Canadian Pension Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(b), be reasonably likely to have a Material Adverse Effect.

8.12.  Subsidiaries. Schedule 8.12 lists each Subsidiary of the US Borrower and the Canadian Borrower (and the direct and indirect ownership interest of the US Borrower and the Canadian Borrower, as applicable, therein), in each case existing on the Closing Date. To the knowledge of each of the US Borrower and the Canadian Borrower, after due inquiry, each Material Subsidiary as of Closing Date has been so designated on Schedule 8.12.

8.13.  Patents, etc. Holdings, the Borrowers and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14.  Environmental Laws. (a)     Except as could not reasonably be expected to have a Material Adverse Effect:  (i) Holdings, the Borrowers and each of their respective Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (ii) none of Holdings, the Borrowers or any of their respective Subsidiaries, is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) none of Holdings, the Borrowers or any of their respective Subsidiaries are conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by Holdings, either Borrower or any of their respective Subsidiaries.

(b)  None of the Borrowers or any of the other Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15.  Properties. The Borrowers and each of their respective Subsidiaries have good and marketable title to or valid leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title or interests could not reasonably be expected to have a Material Adverse Effect.

8.16.  Solvency. On the Closing Date (after giving effect to the Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, each of the US Borrower and the Canadian Borrower on a consolidated basis with its Subsidiaries will be Solvent.

8.17.  Public Utility Holding Company Act. None of Holdings, the US Borrower or the Canadian Borrower is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 9. Affirmative Covenants.

Holdings, the US Borrower (in respect of itself and on its own behalf and to the extent such covenants are applicable to it) and the Canadian Borrower (in respect of itself and on its own behalf and to the extent such covenants are applicable to it) hereby covenant and agree that on the Closing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than the Exchange Notes and the Exchange Note Indenture and the obligations in respect thereof), are paid in full:

9.1.  Information Covenants. Each of the US Borrower and the Canadian Borrower will furnish to each Lender and the US Administrative Agent:

(a)  Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC or the Ontario Securities Commission or delivered to the holders of the Senior Credit Facilities (or, if such financial statements are not required to be filed with the SEC or delivered to the holders of the Senior Credit Facilities, on or before the date that is 120 days after the end of each such fiscal year), the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and containing a footnote to such financial statements that includes consolidating balance sheet, income statement and cash flow financial statement information for Holdings and its Subsidiaries, and certified by independent chartered accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of Holdings or any of its Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of Holdings and its Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Section 10.9 or 10.10 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b)  Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC or delivered to the holders of the Senior Credit Facilities with respect to each of the first three quarterly accounting periods in each fiscal year of Holdings and its Subsidiaries (or, if such financial statements are not required to be filed with the SEC or delivered to the holders of the Senior Credit Facilities, on or before the date that is 60 days after the end of each such quarterly accounting period), the consolidated balance sheet of (i) Holdings and its Subsidiaries, as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, and containing a footnote to such financial statements that includes consolidating balance sheet, income statement and cash flow financial statement information for Holdings and its Subsidiaries, all of which shall be certified by an Authorized Officer of Holdings as fairly presenting the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis, subject to changes resulting from audit and normal year-end audit adjustments.

(c)  Budgets. Within 90 days after the commencement of each fiscal year of each Borrower, budgets of each Borrower in reasonable detail for such fiscal year as customarily prepared by management of such Borrower for their internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budgets are based.

(d)  Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of Holdings to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, and (ii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor.

(e)  Certain Notices. Promptly after an authorized officer or any other senior officer of Holdings, the US Borrower, the Canadian Borrower or any of the other Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the US Borrower or the Canadian Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against the US Borrower, the Canadian Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or Material Adverse Change and (iii) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect or Material Adverse Change.

(f)  Environmental Matters. The Borrowers will promptly advise the US Administrative Agent in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i)  Any pending or threatened Environmental Claim against the US Borrower, the Canadian Borrower or any of the other Subsidiaries or any Real Estate;

(ii)  Any condition or occurrence that (x) could reasonably be expected to result in noncompliance by the US Borrower, the Canadian Borrower or any of the other Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the

US Borrower, the Canadian Borrower or any of the other Subsidiaries or any Real Estate;

(iii)  Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)  The conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by the US Borrower, the Canadian Borrower or any of the other Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g)  Other Information. Promptly upon filing thereof, copies of any filings (including on Form 20-F or 6-K) or registration statements with, and reports to, the SEC, the Ontario Securities Commission or any analogous Government Authority in any relevant jurisdiction by Holdings, the US Borrower, the Canadian Borrower or any of their respective Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings, the US Borrower, the Canadian Borrower or any of their respective Subsidiaries shall send to the holders of any publicly issued debt of Parent, Holdings, the US Borrower, the Canadian Borrower and/or any of their respective Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the US Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(h)  Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the US Borrower, the Canadian Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of each Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

9.2.  Books, Records and Inspections. Holdings and the Borrowers will, and will cause each of their respective Subsidiaries to, permit officers and designated representatives of the US Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the US Borrower, the Canadian Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of the US Borrower, the Canadian Borrower and any such Subsidiary and discuss the affairs, finances and accounts the US Borrower, the Canadian Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the US Administrative Agent or the Required Lenders may desire.

9.3.  Maintenance of Insurance. Holdings and the Borrowers will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that Holdings, the US Borrower and the Canadian Borrower, as applicable, believe (in the good faith judgment of the management of Holdings, the US Borrower and the Canadian Borrower, as applicable) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance (including flood insurance) in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the US Administrative Agent, information presented in reasonable detail as to the insurance so carried.

9.4.  Payment of Taxes. Holdings and the Borrowers will pay and discharge, and will cause each of their respective Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits, or upon any properties belonging to them, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of or the Capital Stock of the US Borrower, the Canadian Borrower or any of the Restricted Subsidiaries; provided that none of Holdings, the Borrowers or any of their respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of Holdings, the US Borrower and the Canadian Borrower, as applicable) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

9.5.  Consolidated Corporate Franchises. Holdings and the Borrowers will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrowers and their respective Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6.  Compliance with Statutes, Regulations, etc. Holdings and the Borrowers will, and will cause each of their Subsidiaries to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7.  ERISA; Canadian Benefit Matters. (a)      Promptly after Holdings or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, Holdings will deliver to the US Administrative Agent a certificate of an Authorized Officer or any other senior officer of Holdings setting forth details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by Holdings, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against Holdings, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified Holdings, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that Holdings, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that Holdings, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

(b)  Promptly after Holdings or any Subsidiary thereof knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding) would be reasonably likely to have a Material Adverse Effect, Holdings will deliver to the Canadian Administrative Agent a certificate of an Authorized Officer or any other senior officer of Holdings setting forth details as to such occurrence and the action, if any, that Holdings or such Subsidiary is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by Holdings, such Subsidiary, any Governmental Authority, a Canadian Pension Plan or Canadian Benefit Plan participant (other than notices relating to an individual participant’s benefits) or the Canadian Pension Plan or Canadian Benefit Plan administrator with respect thereto: that an application is to be made to any Governmental Authority for a waiver or modification of the minimum funding requirements (including any required installment payments) or an extension of any amortization period under applicable laws or regulations with respect to a Canadian Pension Plan or Canadian Benefit Plan; that a Canadian Pension Plan having an Unfunded Current Liability has been or is to be terminated or wound-up in whole or in part under applicable laws or regulations (including the giving of written notice thereof); that a Canadian Pension Plan has an Unfunded Current Liability that has or will result in a lien under applicable laws or regulations; that proceedings will be or have been instituted to terminate a Canadian Pension Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against Holdings or a Subsidiary thereof pursuant to applicable laws or regulations to collect a delinquent contribution to a Canadian Pension Plan or a Canadian Benefit Plan; that any Governmental Authority has notified Holdings or any Subsidiary thereof of its intention to appoint an administrator or other trustee to administer any Canadian Pension Plan or Canadian Benefit Plan; that Holdings or any Subsidiary thereof has failed to make a required contribution, installment or other payment pursuant to applicable laws or regulations with respect to a Canadian Pension Plan or Canadian Benefit Plan; that any event has occurred in connection with a Canadian Pension Plan or Canadian Benefit Plan giving rise to a lien (statutory or otherwise) against, or deemed trust in respect of, any of the assets of Holdings or any Subsidiary thereof; or that Holdings or any Subsidiary thereof has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Canadian Pension Plan or Canadian Benefit Plan arising due to breach by Holdings or any Subsidiary thereof of their respective obligations pursuant to applicable laws or regulations.

9.8.  Good Repair. Holdings and the Borrowers will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9.  Refinancing the Loans. Holdings and the Borrowers shall take all commercially reasonable actions as previously agreed in writing to refinance, or cause the refinancing of, the Loans as promptly as the Sponsor, Holdings, the Borrowers and the US Administrative Agent reasonably agree is appropriate and practicable after the Closing Date through a public offering or Rule 144A/Regulation S placement of up to $770,000,000 aggregate principal amount (or such lesser amount equal to the sum of the outstanding Initial Loans plus the capitalization of amounts, if any, of any default interest on the Initial Loans) of subordinated debt or preferred equity (the “Subordinated Notes”) by each Borrower or such other corporation or entity agreed to by the US Administrative Agent, the Borrowers, Holdings and the Sponsor. Without limiting the foregoing Holdings and the Borrowers will cause their respective officers to participate in due diligence and marketing efforts (including participation in a roadshow and preparation of an offering memorandum) to effect such refinancing.

9.10.  End of Fiscal Years. Each of Holdings and the Borrowers will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on the Saturday closest to December 31 of each year; provided, however, that Holdings and the Borrowers may, upon written notice to the US Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the US Administrative Agent, in which case Holdings, the Borrowers and the US Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11.  [Intentionally Omitted].

9.12.  Use of Proceeds. The proceeds of the Loans will be used by the US Borrower and the Canadian Borrower, together with (i) the net proceeds of the issuance of the Senior Credit Facilities and (ii) the proceeds of the Equity Contribution, on the Closing Date solely to effect the Acquisition and the other Transactions and to pay Transaction Expenses.

9.13.  Changes in Business. Holdings and its Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by Holdings and its Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

9.14.  Exchange Notes. So long as the Borrowers have received requests to issue at least $20,000,000 in the aggregate principal amount of Exchange Notes:

(a)  each Borrower shall, as promptly as practicable after being requested to do so by the US Administrative Agent at any time after the date that is 16 months after the Closing Date and in any event prior to the Initial Loan Repayment Date, (i) select a bank or trust company to act as Exchange Note Trustee, (ii) enter into the Exchange Note Indenture and the Registration Rights Agreement and (iii) cause counsel to such Borrower to deliver to the relevant Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by such Borrower and the relevant Administrative Agent.

(b)  Each Borrower will, on the fifth Business Day following the written request (the “Exchange Request”) of the holder of any Loan (or beneficial owner of a portion thereof) given at any time on or after the fifth Business Day prior to the Initial Loan Repayment Date:

(i)  execute and deliver, and cause the Exchange Note Trustee to execute and deliver, the Exchange Note Indenture if such Exchange Note Indenture has not previously been executed and delivered; and

(ii)  execute and deliver to such holder or beneficial owner in accordance with the Exchange Note Indenture one or more Exchange Notes as evidence of all or a part of the principal amount of such Term Loan bearing interest as set forth therein dated the date of the issuance of such Exchange Note, payable to the order of such holder or owner, as the case may be, in the same principal amount as such Loan being evidenced (for certainty, including any capitalized interest).

The Exchange Request shall specify the principal amount of the Loan to be evidenced by Exchange Notes pursuant to this Section, which shall be at least $100,000 and integral multiples of $50,000 in excess thereof or the entire remaining aggregate principal amount of the Loan of such Lender (for certainty, including any capitalized interest). Loans delivered to any Borrower under this Section to be evidenced by Exchange Notes shall be governed by and construed in accordance with the terms of the Exchange Note Indenture.

(c)  The Exchange Note Trustee shall at all times be a corporation organized and doing business under the laws of the United States of America or the State of New York, in good standing and having its principal offices in the Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than $500,000,000.

(d)  If Exchange Notes are issued pursuant to the terms hereof, then the Exchange Note Holders shall have the registration rights with respect to such Exchange Notes as set forth in the Registration Rights Agreement.

(e)  The Exchange Note Indenture shall provide that the unpaid principal amount of each Exchange Note shall bear interest at a rate per annum equal to that of the Term Loans on the date of issuance of the Exchange Note.

(f)  It is understood and agreed that the Term Loans exchanged for Exchange Notes constitute the same indebtedness as such Exchange Notes and that no novation shall be effected by any such exchange.

9.15.  Change of Control.

(a)  Upon a Change of Control, each Borrower shall prepay each Lender’s Loans (including any Initial Loans and Term Loans, without any premium, plus accrued and unpaid interest, if any, to the date of prepayment (the “Change of Control Payment”), in accordance with the terms contemplated in this Section 9.15.

(b)  Prior to complying with the provisions of this Section 9.15, but in any event within 30 days following a Change of Control, each Borrower shall either repay all outstanding Indebtedness under the Senior Secured Facilities or obtain the requisite consents, if any, under the Senior Secured Facilities necessary to permit the prepayment of the Loans required by this Section 9.15, provided that the failure to repay such Indebtedness or obtain such consent shall not affect the obligation of any Borrower pursuant to clause (a) above.

(c)    Each Borrower shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the prepayment of the Loans pursuant to a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 9.15, each Borrower shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Section 9.15 by virtue thereof.

SECTION 10. Negative Covenants.

Holdings, the US Borrower (in respect of itself and on its own behalf and to the extent such covenants are applicable to it) and the Canadian Borrower (in respect of itself and on its own behalf and to the extent such covenants are applicable to it) hereby covenant and agree that on the Closing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, fees and all other Obligations incurred hereunder (other than the Exchange Notes and the Exchange Note Indenture and the obligations in respect thereof), are paid in full:

10.1.  Limitation on Asset Sales. Holdings and the Borrowers will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless (x) Holdings, such Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the board of directors of Holdings) of the assets sold or otherwise disposed of and (y) except for any Permitted Asset Swap, at least 75% of the consideration therefor received by Holdings, such Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on Holdings’, such Borrower’s, or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Holdings, such Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans), that are assumed by the transferee of any such assets and for which Holdings, the Borrowers and all Restricted Subsidiaries have been validly released by all creditors in writing, (b) any securities received by Holdings, such Borrower or such Restricted Subsidiary from such transferee that are converted by Holdings, by such Borrower or by such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and/or (c) any Designated Non-Cash Consideration received by Holdings, such Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $75.0 million (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision and for no other purpose.

10.2.  Limitation on Restricted Payments.

(a)  Holdings and the Borrowers will not, and will not permit any Restricted Subsidiary to, directly or indirectly:  (i) declare or pay any dividend or make any distribution on account of Holdings’ or any Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by Holdings payable in Equity Interests (other than Disqualified Stock) of Holdings or in options, warrants or other rights to purchase such Equity Interests or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, Holdings, a Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent of Holdings, including in connection with any merger or consolidation; (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clauses (b)(vii) and (b)(viii) of Section 10.3 or (y) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

(b)  The foregoing provisions will not prohibit:

(i)  the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii)  (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of Holdings or a Borrower, or any Equity Interests of any direct or indirect parent company of Holdings, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Holdings or a Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (B) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (xi) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of Holdings) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii)  the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of Holdings or a Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Holdings or a Borrower which is incurred in compliance with Section 10.3 so long as

(A)  the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness,

(B)  such Indebtedness is subordinated to Loans or Holdings’ Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(C)  such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

(D)  such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(iv)  a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of Holdings, any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of Holdings, any of its Subsidiaries or any of its direct or indirect parent corporations pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (i) (other than proceeds from the issuance of Disqualified Capital Stock and Designated Preferred Stock) do not exceed in any calendar year $20.0 million; and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of (x) Equity Interests of Holdings or any Borrower and (y) to the extent contributed to Holdings, Equity Interests of any of Holdings direct or indirect parent corporations, in each case to members of management, directors or consultants of Holdings, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the Closing Date, plus (B) the cash proceeds of key man life insurance policies received by a Borrower and the Restricted Subsidiaries after the Closing Date less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (i);

and provided further that cancellation of Indebtedness owing to Holdings or a Borrower from members of management of Holdings or a Borrower, any of Holdings’ direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Holdings or any of its direct or indirect parent companies in an aggregate amount not to exceed $3.0 million will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(v)  Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (ii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $60.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(vi)  repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(vii)  distributions or payments of Receivables Fees;

(viii)  the declaration and payment of dividends by Holdings or any Borrower to, or the making of loans to, any direct or indirect parent corporations to pay

(A)  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

(B)  federal, state, provincial and local income taxes, to the extent such income taxes are attributable to the income of Holdings, such Borrower or any Restricted Subsidiaries (and, to the extent of the amounts actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries),

(C)  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent corporation of the Borrowers to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrowers and the Restricted Subsidiaries, and

(D)  general corporate overhead expenses (including professional expenses) of any direct or indirect parent corporation of the Borrowers to the extent such expenses are attributable to the ownership or operation of the Borrowers and the Restricted Subsidiaries;

(ix)  any Restricted Payment used to fund the payment of fees and expenses incurred in connection with the Transactions or owed to Affiliates and permitted by Section 10.6;

(x)  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings, any Borrower or any Restricted Subsidiary issued in accordance with Section 10.3 to the extent such dividends are included in the definition of “Fixed Charges”;

(xi)  the declaration and payment of dividends to a direct or indirect parent corporation of Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Closing Date; provided that the amount of dividends paid pursuant to this clause (viii) shall not exceed the aggregate amount of cash actually contributed to Holdings from the sale of such Designated Preferred Stock and provided, further, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such declaration or payment, after giving effect to such declaration or payment on a pro forma basis, Holdings and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0;

(xii)  Investments that are made with Excluded Contributions; and

(xiii)  other Restricted Payments in an aggregate amount not to exceed $10.0 million;

provided in the case of each of clauses (b)(i), (b)(iv), (b)(v), (b)(x), (b)(xi) and (b)(xiii), that no Default shall exist or result from such payment.

10.3.  Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a)  Holdings and the Borrowers will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” and collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness) and Holdings and the Borrowers will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Preferred Stock or Disqualified Stock;

(b)  The foregoing limitations will not apply to:

(i)  the incurrence of Indebtedness under Senior Credit Facilities up to an aggregate principal amount of $1,825.0 million outstanding at any one time;

(ii)  the incurrence by Holdings, the Borrowers and the Guarantors of Indebtedness represented by the Loans (including the Guarantees thereof) and the Exchange Notes (and the Guarantees thereof);

(iii)  Indebtedness outstanding on the date hereof as listed on Schedule 10.3(b)(iii);

(iv)  Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by Holdings or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (iv) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (iv), does not exceed (i) $75.0 million;

(v)  Indebtedness incurred by Holdings or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit, in respect of workers’ compensation claims or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vi)  Indebtedness arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets permitted hereunder (including any disposition of a Subsidiary), other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of Holdings or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Holdings and any Restricted Subsidiary in connection with such disposition;

(vii)  Indebtedness of Holdings to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the Loans to at least the same extent as the Loans are subordinated to Senior Indebtedness; and provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(viii)  Indebtedness of a Restricted Subsidiary to Holdings, any Borrower or another Restricted Subsidiary; provided that (A) any such Indebtedness is made pursuant to an intercompany note and (B) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor to at least the same extent as such Guarantor’s Guarantee is subordinated to Senior Indebtedness; and provided, further, that any subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

(ix)  shares of Preferred Stock of a Restricted Subsidiary issued to Holdings, any Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to another Holdings or Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock;

(x)  Hedging Obligations of any Borrower or any Restricted Subsidiary that are not entered into for speculative purposes and that are entered into for the purpose of limiting (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding, (B) exchange rate risk with respect to any Indebtedness to be incurred pursuant to this Section 10.3 or (C) commodity pricing risk;

(xi)  obligations in respect of performance and surety bonds and completion guarantees provided by any Borrower or any Restricted Subsidiary in the ordinary course of business;

(xii)  Indebtedness of any Guarantor in respect of such Guarantor’s Guarantee of the Obligations;

(xiii)  Indebtedness, Disqualified Stock and Preferred Stock of Holdings, or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xiii), does not at any one time outstanding exceed $150.0 million; provided, however, that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred by the Restricted Subsidiaries (other than the Guarantors) pursuant to this clause (xiii) may not exceed $75.0 million at any time outstanding;

(xiv)  any guarantee by Holdings, any Borrower or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement;

(xv)  the incurrence by Holdings, any Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under Sections 10.3(b)(ii), (b)(iii) and (b)(xvi) or any Indebtedness issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (other than Refinancing Indebtedness that serves to refund or refinance any Indebtedness incurred as permitted under Section 10.3(b)(ii)) (I) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of Indebtedness being refunded or refinanced, (II) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Loans or any Guarantee of the Loans, such Refinancing Indebtedness is subordinated or pari passu to the Loans or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded and (III) shall not include (A) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that refinances

Indebtedness, Disqualified Stock or Preferred Stock of Holdings or (B) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor or (C) Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock, or Preferred Stock of a Guarantor and (IV) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced, and (V) shall not have a stated maturity date prior to the stated maturity date of the Indebtedness being refunded or refinanced; provided, further, that sub-clause (I) of this clause (xv) will not apply to any refunding or refinancing of any Senior Indebtedness;

(xvi)  Indebtedness, Disqualified Stock or Preferred Stock of Persons that are either acquired by Holdings or any Restricted Subsidiary or merged into Holdings or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that such Indebtedness is not incurred or Disqualified Stock or Preferred Stock is not issued in contemplation of such acquisition or merger; and provided, further, that after giving effect to such acquisition or merger, either (i) the Fixed Charge Coverage Ratio on a consolidated basis for Holdings and the Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period, or (ii) the Fixed Charge Coverage Ratio, determined as set forth in clause (i) above, would be greater than immediately prior to such acquisition or merger;

(xvii)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(xviii)  Indebtedness of Holdings or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; and

(xix) any guarantee by a Restricted Subsidiary of Indebtedness of Holdings, provided that such guarantee is incurred in accordance with the covenant described under Section 10.9.

(c)  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clause (b) above, Holdings shall, in its sole discretion, classify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any position thereof) in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 10.3.

(d)  For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that (x) the U.S. dollar-equivalent principal amount of any such Indebtedness outstanding or committed on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, and (y) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

10.4.  Limitation on Liens.

(a)           Holdings and the Borrowers will not, and will not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness of Holdings or such Restricted Subsidiary on any asset or property of Holdings or any Borrower or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless (i) in the case of Pari Passu Indebtedness, the Obligations are equally and ratably secured with such Pari Passu Indebtedness, and (ii) in case of Subordinated Indebtedness, the obligations are secured by a Lien that is senior and first priority to such Subordinated Indebtedness, in either case until such time as such Obligations are no longer secured by a Lien and in a manner reasonably satisfactory to the US Administrative Agent.

(b)           No Guarantor will directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness of such Guarantor on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless (i) in the case of Pari Passu Indebtedness, the Guarantee of such Guarantor is equally and ratably secured with such Pari Passu Indebtedness, and (ii) in case of Subordinated Indebtedness, the Guarantee of such Guarantor is secured by a Lien that is senior and first priority to such Subordinated Indebtedness, in either case until such time as such obligations are no longer secured by a Lien and in a manner reasonably satisfactory to the US Administrative Agent.

10.5.  Merger, Consolidation or Sale of All or Substantially All Assets. (a)   Neither Holdings nor either Borrower may consolidate, merge or amalgamate with or into or wind up into (whether or not Holdings or such Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless (i) Holdings or such Borrower is the surviving corporation or the Person formed by or surviving any such consolidation, merger or amalgamation (if other than Holdings or such Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of Holdings or such Borrower or the laws of the United States, any state thereof or the District of Columbia, or the laws of Canada, any province thereof or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); (ii) the Successor Company, if other than the Holdings or such Borrower, expressly assumes all the obligations of the Holdings or such Borrower under the Loan Documents pursuant to an agreement or other documents or instruments in form reasonably satisfactory to the Administrative Agent;  (iii) immediately after such transaction, no Default or Event of Default exists; (iv) immediately after giving pro forma effect to such transaction either (A) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such transaction would occur would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such transaction had occurred at the beginning of such four quarter period or (B) the Fixed Charge Coverage Ratio for Holdings or the applicable Borrower, or the Successor Company if Holdings or such Borrower is not the survivor of any such consolidation, merger or transfer, would be greater than such Fixed Charge Coverage Ratio for Holdings or such Borrower immediately prior to such transaction; (v) each Borrower (as to its Guarantee of the other Borrower) and each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have confirmed that its Guarantee shall apply to such Person’s obligations under the this Agreement and Guarantee; and (vi) Holdings shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer comply with this Agreement. The Successor Company will succeed to, and be substituted for either Borrower or Holdings, as the case may be, under the Loan Documents. Notwithstanding the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary (other than a Borrower) may consolidate or amalgamate with, merge into or transfer all or part of its properties and assets to Holdings and (b) Holdings or a Borrower may merge with an Affiliate of Holdings or a Borrower, as the case may be, solely for the purpose of reincorporating Holdings or such Borrower in a State of the United States so long as the amount of Indebtedness of Holdings and the Restricted Subsidiaries is not increased thereby.

(b)  Subject to Section 10.9, no Guarantor shall, and Holdings and the Borrowers shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) (A) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof or the District of Columbia, or the laws of Canada, any province thereof or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”); (B) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Loan Documents and such Guarantor’s Guarantee pursuant to the Loan Documents or Exchange Loan Documents or other documents or instruments in form reasonably satisfactory to the Administrative Agent; (C) immediately after such transaction, no Default or Event of Default exists; and (D) Holdings shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer comply with the Loan Documents; or (ii) the transaction results in an Asset Sale Purchase Event and is made in compliance with Section 5.2. Subject to Section 10.9, the Successor Person shall succeed to, and be substituted for, such Guarantor under this Agreement and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor, either Borrower or Holdings.

10.6.  Transactions with Affiliates.

(a)  Holdings and the Borrowers will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless (i) such Affiliate Transaction is on terms that are not materially less favorable to Holdings, the relevant Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings, such Borrower or such Restricted Subsidiary with an unrelated Person and (ii) Holdings delivers to the US Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution adopted by a majority of its Board of Directors approving such Affiliate Transaction and setting forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a)(i) above.

(b)  The foregoing provisions will not apply to the following:  (i) transactions between or among Holdings, the Borrowers and/or any Restricted Subsidiary which are Guarantors; (ii) Restricted Payments permitted by the provisions of this Agreement described in Section 10.2; (iii) the payment of management, consulting, monitoring and advisory fees and related expenses to the Sponsor; (iv) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings, any of its direct or indirect parent corporations or any Restricted Subsidiary; (v) payments of fees and expenses to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of Holdings in good faith; (vi) transactions otherwise prohibited by clause (a) above in which Holdings or any Restricted Subsidiary, as the case may be, delivers to the US Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to

Holdings or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a)(i) above; (vii) payments or loans (or cancellations of loans) to employees or consultants of Holdings or any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by a majority of the Board of Directors of Holdings in good faith; (viii) any agreement as in effect as of the Closing Date or any amendment thereto (so long as any such amendment (and such amendment when aggregated with all other such amendments) is not disadvantageous to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date); (ix) the existence of, or the performance by Holdings or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any Restricted Subsidiary of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (b)(ix) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders in any material respect; (x) the Transactions and the payment of all fees and expenses related to the Transactions; (xi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to Holdings or the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Holdings or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (xii) the issuance of Equity Interests (other than Disqualified Stock) of Holdings or any of its parent corporations to any Permitted Holder or to any director, officer, employee or consultant; (xiii) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and (xiv) Investments by KKR Financial Corp. in securities of the Holdings or any Restricted Subsidiary so long as (x) the Investment is being offered generally to other investors on the same or more favorable terms and (y) the Investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

10.7.  Dividend and Other Payment Restrictions Affecting Subsidiaries. Holdings and the Borrowers will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)  (i) pay dividends or make any other distributions to Holdings or any Restricted Subsidiary (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to Holdings or any Restricted Subsidiary;

(b)  make loans or advances to Holdings or any Restricted Subsidiary; or

(c)  sell, lease or transfer any of its properties or assets to Holdings or any Restricted Subsidiary, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(A)  contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Senior Credit Facilities and their related documentation;

(B)  this Agreement and the Loans;

(C)  purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(D)  applicable law or any applicable rule, regulation or order;

(E)  any agreement or other instrument of a Person acquired by Holdings or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(F)  contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(G)  secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.3 and 10.4 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(H)  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(I)  other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of the covenant described under Section 10.3; provided that such dividend and other payment restrictions do not materially adversely effect any Borrower’s ability to pay principal of, and interest on, the Loans;

(J)  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(K)  customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(L)  any encumbrances or restrictions of the type referred to in clauses (A), (B) and (C) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (K) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings’ Board of Directors, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

(M)  restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of Holdings, are necessary or advisable to effect such Receivables Facility.

10.8.  Limitation on Other Pari Passu Indebtedness; etc. Holdings and the Borrowers will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any other Indebtedness of Holdings, the Borrowers or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is either (a) pari passu in right of payment with the Loans and Holdings’ or such other Subsidiary Guarantor’s Guarantee, as the case may be, or (b) subordinate in right of payment to the Loans, or Holdings’ or such Subsidiary Guarantor’s Guarantee, as the case may be.

10.9.  Guarantees of Indebtedness by Restricted Subsidiaries.

(a)  Holdings shall not permit any Restricted Subsidiary, other than the Borrowers, a Guarantor or a special-purpose Restricted Subsidiary formed in connection with Receivables Facilities, to guarantee the payment of any Indebtedness of Holdings, Borrowers or any other Guarantor unless (i)  such Restricted Subsidiary simultaneously executes and delivers a supplement to the applicable Guarantee Agreement providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Borrowers or Holdings (A) if the Loans or the Guarantee Agreement are subordinated in right of payment to such Indebtedness, the Guarantee under the supplement shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Loans or the Guarantee are subordinated to such Indebtedness under this Agreement and the Guarantee Agreement and (B) if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee with respect to the Loans substantially to the same extent as such Indebtedness is subordinated to the Loans or the Guarantee; (ii) to the extent permitted by the law of the jurisdiction of organization of such Restricted Subsidiary, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrowers or Holdings or any Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; (iii) such Restricted Subsidiary shall deliver to the US Administrative Agent an opinion of counsel to the effect that (A) such Guarantee supplement has been duly executed and authorized, and (B) such Guarantee supplement constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; and (iv) the Indebtedness so guaranteed is permitted under Section 10.3; provided that this paragraph (a) shall not be applicable to any guarantee by any Restricted Subsidiary (x) that (I) existed at the time such Person became a Restricted Subsidiary, and (II) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (y) that guarantees Indebtedness that could have been incurred by such Restricted Subsidiary directly under Section 10.3. In addition, any such Guarantee may be limited in accordance with the laws of the jurisdiction of organization of the applicable Restricted Subsidiary such that the Guarantee would be enforceable in accordance with such law.

(b)  Notwithstanding the other provisions of this Agreement, any Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of Holdings, of all of Holdings’ or the Borrowers’ Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is not prohibited by this Agreement, or (ii) the release or discharge of the Guarantee by such Restricted Subsidiary that is a Subsidiary of a Borrower which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

10.10.  Amendments or Waivers of Certain Loan Documents. Without the consent of the Required Lenders, Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any amendment, modification, supplement or waiver with respect to the Senior Credit Facility as in effect on the Closing Date that would modify any of the provisions thereof or any of the definitions relating to the provisions thereof in respect of (i) the issuance of the Exchange Notes, (ii) the issuance or sale of any equity or debt securities or the incurrence of any Indebtedness to repay or refinance the Initial Loans or (iii) the application of Net Cash Proceeds from a Prepayment Event (other than an Asset Sale Prepayment Event) to repay the Initial Loans, in either case in a manner adverse to the Lenders.

10.11.  Payments for Consent. Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, premium or otherwise, to any Lender or Exchange Note Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement, the Guarantees or the Exchange Note Indenture or Exchange Notes unless such consideration is offered to be paid or agreed to be paid to all Lenders and Exchange Note Holders which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

10.12.  Restricted Subsidiaries. As of the Closing Date, all of Holdings’ Subsidiaries will be Restricted Subsidiaries. Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment”. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under clause (v) of Section 10.2(b)) and if such

Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

SECTION 11. Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1.  Payments. Either Borrower shall (a) default in the payment when due of any principal of the Loans (whether or not such payment is prohibited by Section 3) or (b) default, and such default shall continue (whether or not such payment is prohibited by Section 3) for (i) 10 or more days, in the payment when due of any interest or stamping fees on the Loans or any Fees or (ii) 30 or more days, for any other amounts payable of any other payment Obligations; or

11.2.  Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Guarantee Agreement or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3.  Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e) or Section 10 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any other Loan Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by either Borrower from the US Administrative Agent or the Directing Lenders; or

11.4.  Defaults Under Other Agreement. Holdings, either Borrower or any Restricted Subsidiary defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Holdings, either Borrower or any Restricted Subsidiary or the payment of which is guaranteed by Holdings, either Borrower or any Restricted Subsidiary (other than Indebtedness owed to Holdings, either Borrower or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Closing Date, if both (i) such default either (A) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (B) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and has resulted in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity and (ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, equals $50.0 million or more at any one time outstanding;

11.5.  Bankruptcy, etc. Holdings, either Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy”, (b) any of the Bankruptcy and Insolvency Act

(Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada) (collectively, the “Canadian Insolvency Laws”) or (c) in the case of the Canadian Borrower and any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, insolvency, reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against Holdings, either Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against Holdings, either Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), receiver, interim receiver, receiver manager, examiner, trustee, liquidator, assignee, sequestrator or similar person is appointed for, or takes charge of, all or any substantial part of the property of Holdings, either Borrower or any Specified Subsidiary and such appointment continues undischarged or unstayed for a period of 60 days; or Holdings, either Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, winding up, relief of debtors, dissolution, receivership, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, either Borrower or any Specified Subsidiary; or there is commenced against Holdings, either Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, either Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, either Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings, either Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6.  ERISA. (a)  (i)  Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); Holdings or any Subsidiary thereof or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (ii) there could result from any event or events set forth in clause (i) of this Section 11.6(a) the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (iii) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect, or (b)  (i) Holdings or any Subsidiary thereof shall have failed to make any required contribution, installment or other payment pursuant to applicable laws or regulations with respect to a Canadian Pension Plan or Canadian Benefit Plan, or any other event shall have occurred, giving rise to a lien (statutory or otherwise) against, or deemed trust in respect of, any of the assets of Holdings or any Subsidiary thereof, or a waiver of the minimum funding requirements or an extension of any amortization period under applicable laws or regulations with respect to a Canadian Pension Plan or Canadian Benefit Plan is sought or granted; any Canadian Pension Plan is or shall have been terminated or wound up in whole or in part or is the subject of termination proceedings under applicable laws or regulations (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling any Governmental Authority to terminate or wind up in whole or in part any Canadian Pension Plan or Canadian Benefit Plan (including the giving of written notice thereof); Holdings or any Subsidiary thereof has incurred or is likely to incur a liability to or on account of a Canadian Pension Plan or Canadian Benefit Plan arising due to breach by Holdings or any Subsidiary thereof of their respective obligations pursuant to applicable laws or regulations (including the giving of written notice thereof); (ii) there could result from any event or events set forth in clause (i) of this Section 11.6(b) the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (iii) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7.  Guarantee. The Guarantee Agreements or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under any Guarantee Agreement; or

11.8.  Judgments. One or more judgments or decrees shall be entered against Holdings, either Borrower or any of the Restricted Subsidiaries involving a liability of $50.0 million or more in the aggregate for all such judgments and decrees for Holdings, the Borrowers and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage after having been notified thereof) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the US Administrative Agent, upon the request of the Directing Lenders, shall, by written notice to either Borrower, take any or all of the following actions, without prejudice to the rights of the US Administrative Agent, the Canadian Administrative Agent or any Lender to enforce its claims against any Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to Holdings, the US Borrower, the Canadian Borrower or any Specified Subsidiary, the result that would occur upon the giving of written notice by the US Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Commitment terminated, whereupon the Commitments of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; and/or (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the US Borrower and the Canadian Borrower.

SECTION 12. The Administrative Agents.

12.1.  Appointment. Each Lender hereby irrevocably designates and appoints the US Administrative Agent as the agent of such Lender under this Agreement and the other Loan

Documents, and each such Lender irrevocably authorizes the US Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the US Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the US Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the US Administrative Agent.

12.2.  Delegation of Duties. The US Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to seek advice of counsel concerning all matters pertaining to such duties. The US Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.3.  Exculpatory Provisions. Neither the US Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the US Borrower, the Canadian Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the US Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the US Borrower, the Canadian Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. The US Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the US Borrower or the Canadian Borrower.

12.4.  Reliance by US Administrative Agent. The US Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the US Borrower and/or the Canadian Borrower), independent accountants and other experts selected by the US Administrative Agent. The US Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the US Administrative Agent. The US Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action or both. The US Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

12.5.  Notice of Default. The US Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the US Administrative Agent has received notice from a Lender or either Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the US Administrative Agent receives such a notice, the US Administrative Agent shall give notice thereof to the Lenders. The US Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the US Administrative Agent shall have received such directions, the US Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6.  Non-Reliance on US Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the US Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the US Administrative Agent hereinafter taken, including any review of the affairs of the US Borrower, the Canadian Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the US Administrative Agent to any Lender. Each Lender represents to the US Administrative Agent that it has, independently and without reliance upon the US Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the US Borrower, the Canadian Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the US Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the US Borrower, the Canadian Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the US Administrative Agent hereunder, the US Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the US Borrower, the Canadian Borrower, any Guarantor or any other Credit Party that may come into the possession of the US Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7.  Indemnification. The Lenders agree to indemnify the US Administrative Agent in its capacity as such (to the extent not reimbursed by the US Borrower or the Canadian Borrower and without limiting the obligation of the US Borrower and the Canadian Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the US Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the US Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the US Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8.  US Administrative Agent in its Individual Capacity. The US Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the US Borrower, the Canadian Borrower, any Guarantor and any other Credit Party as though the US Administrative Agent were not the US Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the US Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the US Administrative Agent, and the terms “Lender” and “Lenders” shall include the US Administrative Agent in its individual capacity.

12.9.  Successor Agent. The US Administrative Agent may resign as US Administrative Agent upon 20 days’ prior written notice to the Lenders and the Borrowers. If the US Administrative Agent shall resign as US Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrowers (which approval shall not be unreasonably withheld) so long as no Default or Event of Default is continuing, whereupon such successor agent shall succeed to the rights, powers and duties of the US Administrative Agent, and the term “US Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former US Administrative Agent’s rights, powers and duties as US Administrative Agent shall be terminated, without any other or further act or deed on the part of such former US Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring US Administrative Agent’s resignation as US Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was US Administrative Agent under this Agreement and the other Loan Documents.

12.10.  Withholding Tax. To the extent required by any applicable law, the US Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service, Canada Revenue Agency or any authority of the United States, Canada or other jurisdiction asserts a claim that the US Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the US Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11.  Canadian Administrative Agent. Each of the Lenders hereby agrees and confirms that the provisions of this Section 12 shall apply mutatis mutandis to the Canadian Administrative Agent as if each reference to the US Administrative Agent were a reference to the Canadian Administrative Agent unless the context clearly indicates otherwise upon the same terms and subject to the same conditions as provided in this Section 12; provided that any successor Canadian Administrative Agent shall be a Canadian Resident with an office in Toronto, Canada or Montreal, Canada having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank which is also a bank and a Canadian Resident.

12.12.  Other Agents; Arrangers and Bookrunners. Each Loan Party hereby irrevocably designates and appoints each Guarantee Agent as agent for the benefit of such Loan Party under each Guarantee Agreement. None of the Lenders or other Persons identified on the cover page of this Agreement as a “joint lead arranger,” “joint bookrunner,” “co-syndication agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in their respective capacities as such, but shall be entitled to all the benefits of this Section 12 applicable to the US Administrative Agent. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13. Miscellaneous.

13.1.  Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. Without notice to or the consent of any Lenders and without any further action necessary by the parties hereto, effective as of the Initial Loan Repayment Date, (A) the provisions of Sections 2.10, 2.12 and 2.13 shall not apply to the Term Loans (B) the provisions of Section 3 shall be replaced with the provisions of Article 14 of the Exchange Note Indenture (as applicable and with such modifications as the circumstances require), (C) the provisions of Sections 5.1, 5.2 and 5.4 shall be replaced by Sections 1101 and 1102 and the first paragraph of Section 1105 and Section 1021 of the Exchange Note Indenture (as applicable and with such modifications as the circumstances require), (D) the provisions of Section 9 and Section 10 shall be replaced with the provisions of Articles 8 and 10 of the

Exchange Note Indenture (as applicable and with such modifications as the circumstances require), (E) the provisions of Section 11 shall be replaced with the provisions of Sections 501 and 502 of the Exchange Note Indenture and (F) the provisions of Article 11 and 13 of the Exchange Note Indenture (as applicable and with such modifications as the circumstances require) shall apply to the Term Loans, which replacement provisions, along with the relevant defined terms used therein for the purposes thereof, will thereupon be deemed incorporated by reference herein, with references therein to the “US Issuer”, “Canadian Issuer”, the “US Trustee”, “Canadian Trustee” and both “Notes” being deemed to be references to the “US Borrower”, “Canadian Borrower”, the “US Administrative Agent”, “Canadian Administrative Agent” and “Loans”, respectively, and with such other modifications to this Agreement necessary to give effect to the foregoing; in furtherance of the foregoing, the US Administrative Agent will (and the Lenders hereby authorize and direct the US Administrative Agent to), at the request of the Borrowers, enter into such technical amendments to this Agreement as are reasonably necessary to effect the foregoing. The Required Lenders may, or, with the written consent of the Required Lenders, the US Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the US Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the Maturity Date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 13.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Lenders” or consent to the assignment or transfer by the US Borrower or the Canadian Borrower of its rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current US Administrative Agent, or (iv) release all or substantially all of the Guarantors under the Guarantee Agreements (except as expressly permitted by the applicable Guarantee Agreement), without the prior written consent of each Lender, or (v) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (vi) amend, modify or waive any provision in the Exchange Note Indenture) that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes, in each case without the consent of all Lenders, or (vii) restrict the right of any Lender to exchange Loans for Exchange Notes or amend the rate of such exchange or amend the terms of the Exchange Notes in any manner that requires (or would, if the Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes, in each case without the consent of each Lender directly affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the US Borrower, the Canadian Borrower, such Lenders, the US Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrowers, the Lenders and the US Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. For the purposes of this Section 13.1, where a particular provision of the Exchange Note Indenture is deemed hereby to be incorporated by reference herein, and (A) either (i) such provision is identified in the form of Exchange Note Indenture attached hereto as Exhibit F (the “Form of Indenture”) as applying to the “Canadian form”, or other words or symbols of similar import are used, or (ii) if the Canadian Borrower has entered into a Canadian Exchange Note Indenture as issuer of Exchange Notes,  such provision is contained only in such Canadian Exchange Note Indenture, such provision shall be understood to apply to the Canadian Term Loans and the Canadian Borrower and not to the US Term Loans or the US Borrower; or (B) such provision is identified in the Form of Indenture as applying to the “US form”, or other words or symbols of similar import are used, or, if the US Borrower has entered into a US Exchange Note Indenture as issuer of Exchange Notes,  such provision is contained only in such US Exchange Note Indenture, such provision shall be understood to apply to the US Term Loans and the US Borrower and not to the Canadian Term Loans or the Canadian Borrower; and any provision not so identified or appearing in both the Canadian Exchange Note Indenture and the US Exchange Note Indenture shall be understood to apply equally to all the Term Loans and both Borrowers.

13.2.  Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the US Borrower, the Canadian Borrower, the US Administrative Agent and the Canadian Administrative Agent, and as set forth on Schedule 1.1(a) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The US Borrower:	Suite 950 1 North Dale Mabry Tampa, Florida 33609 USA
	Attn:	Legal Department
	Fax:	(813) 739-0112

Holdings or the Canadian Borrower:	1600 Britannia Rd East Mississauga, Ontario L4W 1J2 Canada
Attn: General Counsel
Fax: (905) 670-6520

The US Administrative Agent:	The Bank of Nova Scotia One Liberty Plaza, 25th Floor New York, New York 10006
Attn: John Hall Senior Manager
Fax: (212) 225-5090

with a copy to: Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, New York 10019
Attn: Mark S. Wojciechowski, Esq.
Fax: (212) 262-1910

The Canadian Administrative Agent:	The Bank of Nova Scotia Wholesale Banking Operations 720 King Street West, 3rd Floor Toronto, Ontario M5V 2T3
Attention: John Hall Senior Manager
Facsimile: (416) 866-5991

with a copy to: Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, New York 10019
Attn: Mark S. Wojciechowski, Esq.
Fax: (212) 262-1910

provided that any notice, request or demand to or upon the US Administrative Agent, the Canadian Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 5.1 shall not be effective until received.

13.3.  No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the US Administrative Agent, the Canadian Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4.  Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder until one year after repayment of all the outstanding Loans including, for greater certainty Exchange Notes.

13.5.  Payment of Expenses. The Borrowers agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender and Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold harmless each Lender and Agent from any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Exchange Note Indenture, the Exchange Notes, the Guarantees of the Exchange Notes and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of either Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the US Borrower and the Canadian Borrower shall have no obligation hereunder to the US Administrative Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities to the extent attributable to (i) the gross negligence or willful misconduct of the party to be indemnified to the extent so determined in the final, non-appealable judgment of a court of competent jurisdiction or (ii) disputes among the US Administrative Agent, the Lenders and/or their transferees. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

13.6.  Successors and Assigns; Participations and Assignments. (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Holdings, the US Borrower and the Canadian Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings, the US Borrower or the Canadian Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the US Administrative Agent, the Canadian Administrative Agent and the Lenders or holders of Senior Indebtedness, to the extent set forth in Section 3) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)  at any time prior to the Designated 1 Date, but then only if any such assignment would result in the Agents holding less than 50.1% in the aggregate of the aggregate outstanding amount of all Loans, the applicable Borrower (which consent shall not be unreasonably withheld or delayed; it being understood that either Borrower shall have the right to withhold consent to any assignment if, in order for such assignment to comply with applicable law, such Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority); provided that no Borrower consent shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs or additional amounts under Section 5.4(a) (other than with respect to Canadian Withholding taxes) would result therefrom except if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing), an Approved Fund, or if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; and

(B)  the US Administrative Agent (which consent shall not be unreasonably withheld or delayed).

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the US

Administrative Agent) shall not be less than $1,000,000, and increments of $1,000,000 in excess thereof, unless each of the US Borrower and the US Administrative Agent otherwise consents; provided that no such consent of the US Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliate Lenders shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)  the parties to each assignment shall execute and deliver to the US Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(D)  the assignee, if it shall not be a Lender, shall deliver to the US Administrative Agent an administrative questionnaire in a form approved by the US Administrative Agent (the “Administrative Questionnaire).”

For the purpose of this Section 13.6(b), the term “Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section.

(iv)  The US Administrative Agent, acting for this purpose as an agent of the US Borrower and the Canadian Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the US Administrative Agent and the Canadian Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the US Borrower, the Canadian Borrower, the US Administrative Agent, the Canadian Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the US Borrower, the Canadian Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the US Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i)     Any Lender may, without the consent of the US Borrower, the Canadian Borrower, the US Administrative Agent or the Canadian Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the US Borrower, the Canadian Borrower, the US Administrative Agent, the Canadian Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section, the US Borrower and the Canadian Borrower agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the requirements of those Sections) and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender. Each Lender that sells a participation hereunder shall record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interest.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 (other than with respect to Canadian withholding taxes) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the US Borrower’s and the Canadian Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(d)  Any Lender may, without the consent of or notice to the US Borrower, the Canadian Borrower or the US Administrative Agent or any other Person, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the US Borrower and the Canadian Borrower hereby agree that, upon request of any Lender at any time and from time to time after each of the US Borrower and the Canadian Borrower has made its initial borrowing hereunder, the US Borrower or the Canadian Borrower, as the case may be, shall provide to such Lender, at the US Borrower’s or the Canadian Borrower’s own expense, a promissory note, substantially in the form of Exhibit D, as the case may be, evidencing the Loans, owing to such Lender.

(e)  Subject to Section 13.16, the US Borrower and the Canadian Borrower authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning each Borrower and its Affiliates that has been delivered to such Lender by or on behalf of each Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of each Borrower and its Affiliates in connection with such Lender’s credit evaluation of each Borrower and its Affiliates prior to becoming a party to this Agreement.

13.7.  Replacements of Lenders under Certain Circumstances. (a)      The US Borrower (on its own behalf and on behalf of the Canadian Borrower) shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12, 3.5 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, or (iii) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (1) such replacement does not conflict with any Requirement of Law, (2) the US Borrower and/or the Canadian Borrower, as applicable, shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 2.12, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (3) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the US Administrative Agent, (4) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the US Borrower and the Canadian Borrower shall be obligated to pay the registration and processing fee referred to therein) and (5) any such replacement shall not be deemed to be a waiver of any rights that the US Borrower, the Canadian Borrower, the US Administrative Agent or any other Lender shall have against the replaced Lender.

(b)  If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 13.1 requires the consent of such Lender affected and with respect to which the Required Lenders shall have granted their consent, the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and/or its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that: (i) all Obligations with respect to such assigned Loans or Commitments owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrowers, US Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.1.

13.8.  Adjustments; Set-off. (a)      Subject to Section 3, If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, subject to Section 3, each Lender shall have the right, without prior notice to the US Borrower or the Canadian Borrower, any such notice being expressly waived by the US Borrower and the Canadian Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the US Borrower or the Canadian Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the US Borrower or the Canadian Borrower, as the case may be. Each Lender agrees promptly to notify the US Borrower or the Canadian Borrower, as the case may be, and the US Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9.  Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the US Borrower and the US Administrative Agent.

13.10.  Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11.  [Intentionally Omitted].

13.12.  GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13.  Submission to Jurisdiction; Waivers. Each of Holdings, the US Borrower and the Canadian Borrower each hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to each Borrower at its address set forth in Section 13.2 or at such other address of which the US Administrative Agent shall have been notified pursuant thereto;

(d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14.  Acknowledgments. Each of Holdings, the US Borrower and the Canadian Borrower hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)  none of the US Administrative Agent, the Canadian Administrative Agent or any Lender has any fiduciary relationship with or duty to Holdings, the US Borrower or the Canadian Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the US Administrative Agent, the Canadian Administrative Agent and Lenders, on one hand, and Holdings, the US Borrower or the Canadian Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the US Borrower, the Canadian Borrower and the Lenders.

13.15.  WAIVERS OF JURY TRIAL. HOLDINGS, THE US BORROWER, THE CANADIAN BORROWER, THE US ADMINISTRATIVE AGENT, THE CANADIAN ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16.  Confidentiality. The US Administrative Agent, the Canadian Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the US Borrower or the Canadian Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the US Administrative Agent or the Canadian Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any regulatory or governmental agency or representative thereof or pursuant to legal process or to such Lender’s or the US Administrative Agent’s or the Canadian Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the US Administrative Agent and the Canadian Administrative Agent shall notify each Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Person or Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided, further, that in no event shall any Lender, the US Administrative Agent or the Canadian Administrative Agent be obligated or required to return any materials furnished by such Borrower or any Subsidiary of such Borrower. Each Lender, the US Administrative Agent and the Canadian Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16.

13.17.  Language. The parties hereto confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

13.18.  Judgment Currency. (a)   The obligations of the US Borrower and the Canadian Borrower hereunder and under the other Loan Documents to make payments in Dollars (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the US Administrative Agent, the Canadian Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the US Administrative Agent, the Canadian Administrative Agent or Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against Holdings, the US Borrower, the Canadian Borrower or any other Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, Holdings, the US Borrower and the Canadian Borrower each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)  For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

13.19.  National Security Laws. Each Lender hereby notifies the US Borrower and the Canadian Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Criminal Code, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, the United Nations Suppression of Terrorism Regulations, the Anti-Terrorism Act and any equivalent Law applicable under any relevant foreign jurisdiction (collectively, the “National Security Laws”), it is required to obtain, verify and record information that identifies the US Borrower and the Canadian Borrower, which information includes the name and address of the US Borrower and the Canadian Borrower and other information that will allow such Lender to identify the US Borrower and the Canadian Borrower in accordance with applicable National Security Laws.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

STILE U.S. ACQUISITION CORP.,

By:	/s/ Tagar C. Olson
Name: Tagar C. Olson
Title: Vice President

STILE ACQUISITION CORP.

By:	/s/ Tagar C. Olson
Name: Tagar C. Olson
Title: Vice President

STILE CONSOLIDATED CORP.

By:	/s/ Tagar C. Olson
Name: Tagar C. Olson
Title: Vice President

THE BANK OF NOVA SCOTIA, as US Administrative Agent, as Canadian Administrative Agent and as Joint Lead Arranger and Joint Bookrunner

By:	/s/ John Hopmans
Name: John Hopmans
Title: Managing Director

DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger, Joint Bookrunner and as Co-Syndication Agent

By:	/s/ John Eydenberg
Name: John Eydenberg
Title: Managing Director

By:	/s/ Stephanie L. Perry
Name: Stephanie Perry
Title: Director

UBS SECURITIES LLC, as Joint Bookrunner and as Co-Syndication Agent

By:	/s/ David A. Juge
Name: David A. Juge
Title: Managing Director

By:	/s/ Warren Jervey
Name: Warren Jervey
Title: Director and Counsel Region Americas Legal

BANK OF MONTREAL, as Co-Documentation Agent

By:	/s/ Shahrokh Z. Shah
Name: Shahrokh Z. Shah
Title: Managing Director

SUNTRUST BANK, as Co-Documentation Agent

By:	/s/ Ian M. Burt
Name: Ian M. Burt
Title: Managing Director

LENDERS

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ John Hopmans
Name: John Hopmans
Title: Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Paul O’Leary
Name: Paul O’Leary
Title: Vice President

By:	/s/ Gregory Shefrin
Name: Gregory Shefrin
Title: Director

DEUTSCHE BANK AG, CANADA BRANCH, as Lender

By:	/s/ John Maynard
Name: John Maynard
Title: Managing Director& COO

By:	/s/ David Gynn
Name: David Gynn
Title: Vice President

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Wilfred V. Salm
Name: Wilfred V. Salm
Title: Director Banking Products Services, US

By:	/s/ Richard Tavrow
Name: Richard L. Tavrow
Title: Director Banking Products Services, US

UBS AG CANADA BRANCH, as Lender

By:	/s/ Amy Fung
Name: Amy Fung
Title: Director Banking Products Services

By:	/s/ Stephen Gerry
Name: Stephen Gerry
Title: Director

SUNTRUST BANK, as Lender

By:	/s/ Ian M. Burt
Name: Ian M. Burt
Title: Managing Director

BANK OF MONTREAL, as Lender

By:	/s/ Shahrokh Z. Shah
Name: Shahrokh Z. Shah
Title: Managing Director